Exhibit 2.1

Execution

AGREEMENT AND PLAN OF MERGER

by and among

FIRESTONE FINANCIAL CORP.,

BERKSHIRE HILLS BANCORP, INC.,

BERKSHIRE BANK,

JACOB ACQUISITION LLC

and

David S. Cohen, solely in
his capacity as the Representative

May 21, 2015

(continued)

(continued)

(continued)

Exhibit A – Form of Articles of Merger

Exhibit B – Form of Voting Agreement

Exhibit C – Reference Statement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 21, 2015, is made by and among Firestone Financial Corp., a Massachusetts corporation (the “Company”), Berkshire Hills Bancorp, Inc., a Delaware corporation (“Parent”), Berkshire Bank, a Massachusetts chartered trust company (the “Bank”), Jacob Acquisition LLC, a Massachusetts limited liability company and wholly owned subsidiary of the Bank (the “Merger Sub), and David S. Cohen, solely in his capacity as the representative for the Securityholders (the “Representative”).  The Parent, the Bank, the Merger Sub and the Company, and, solely in his capacity as and solely to the extent applicable, the Representative, are sometimes referred to herein as a “Party” and collectively as the “Parties”.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Bank desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company by virtue of a forward subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors or Managers, as applicable, of the Company, the Parent, the Bank and the Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders or members and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Boards of Directors of the Company and the Managers of the Merger Sub have each determined to recommend to their respective stockholders or members, as applicable, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.01        The Merger.

(a)           Subject to the terms and conditions hereof, at the Effective Time, the Company shall merge with and into the Merger Sub (the “Merger”) in accordance with the Massachusetts Business Corporations Act (the “MBCA”) and the Massachusetts Limited Liability Company Act (“MLLCA”), whereupon the separate existence of the Company shall cease, and the Merger Sub shall be the surviving company (the “Surviving Company”).  The name of the Surviving Company shall be “Firestone Financial, LLC”.

(b)           At the Closing, the Company and the Merger Sub shall cause the Merger to be consummated by filing articles of merger, substantially in the form of Exhibit A hereto, complying with the requirements of the MBCA and the MLLCA (the “Articles of Merger”) to be

executed, acknowledged and filed with the Massachusetts Secretary of the Commonwealth, making all other filings or recordings required by the MBCA and the MLLCA in connection with the Merger.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Massachusetts Secretary of the Commonwealth or at such other time as the Parent, Bank, Merger Sub and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).

(c)           From and after the Effective Time, the Merger shall have the effects set forth herein and in Section 11.07 of the MBCA and Section 62 of the MLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

(d)           Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article VII, prior to the Effective Time the Bank, as sole member of the Merger Sub, shall be entitled to revise the structure of the Merger described in Section 1.01 hereof with the written consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed), and provided that (i) the consideration to be paid to any holder of Company Stock under this Agreement is not thereby changed in kind or value or reduced in amount; (ii) there are no adverse federal or state income tax or other adverse tax consequences to any holder of Company Stock as a result of such modification; (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger; and (iv) such modification will not delay materially or jeopardize satisfaction of any condition precedent to consummation of the Merger set forth in Article VII.  The Parties agree to appropriately amend this Agreement and any related documents in order to reflect any such permitted revised structure.

(e)           If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (ii) otherwise carry out the purposes of this Agreement, the Company and their officers and directors shall be deemed to have granted to Merger Sub an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Merger Sub its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the purposes of this Agreement, and the officers and managers of Merger Sub are authorized in the name of the Company or otherwise to take any and all such action.

(f)            The Parties intend that the Merger shall be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, and, accordingly the Parties will take no actions inconsistent with such treatment and file all Tax Returns consistent with such treatment.

1.02        Effect on Common Stock.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, if applicable, but including all shares of Company Stock into which Convertible Notes are converted at the Effective Time) shall be converted into the right to receive cash (the “Cash Consideration”) and shares of Parent Common Stock (the “Stock Consideration”) as described herein.  The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration”.  The total Merger Consideration shall be equal to the Purchase Price, subject to adjustment and paid as described herein.  The Merger Consideration shall be paid seventy-five percent (75%) in Stock Consideration and twenty-five percent (25%) in Cash Consideration, with the number of shares representing the Stock Consideration calculated using the average of the closing prices for the twenty (20) trading days immediately preceding the date of the Agreement.

(b)           Each share of Company Stock held immediately prior to the Effective Time by the Parent, the Merger Sub or the Company shall be canceled and no payment shall be made with respect thereto (“Excluded Shares”).

(c)           After the Effective Time, shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent the right to receive the Merger Consideration.

(d)           Each equity interest of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable unit of the Surviving Company.

(e)           Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle any Securityholder to vote or to any other rights of a stockholder of Parent on account of such fractional share interest.  In lieu of the issuance of any such fractional share, Parent shall pay to each such Securityholder that would be entitled to receive a fractional share of Parent Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the value of such fractional share determined in accordance with Section 1.02(a).  For purposes of determining any fractional share interest, all shares of Company Stock owned by a Securityholder shall be combined so as to calculate the maximum number of whole shares of Parent Common Stock issuable to such Securityholder.

(f)            As a condition to the willingness of Parent to enter into this Agreement, each of David S. Cohen and Scott A. Cooper have entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Parent (the “Voting Agreement”), pursuant to which each of them has agreed, among other things, to vote all shares of Company Stock beneficially owned by them in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement, and to refrain from trading Parent Common Stock for a period of time under certain defined conditions.

1.03        Exchange of Company Stock.

(a)           The Representative shall effect the exchange of cash and Parent Common Stock for the shares of Company Stock outstanding immediately prior to the Effective Time and entitled to payment pursuant to Section 1.02.  In connection with such exchange, but no later than five (5) Business Days prior to the Closing Date, the Representative shall deliver to each holder of Company Stock and each holder of a Convertible Note who has elected to convert a Letter of Transmittal (a “Letter of Transmittal”).  Each such holder of Company Stock or a Convertible Note may deliver a duly executed and completed Letter of Transmittal, together with surrender of Certificate(s) for cancellation, and, after the Effective Time, the Representative shall promptly request Parent to deliver to each such holder a direct registration statement representing the Stock Consideration (less that number of shares equal to such holder’s Pro Rata Percentage of Stock Consideration being withheld as the Adjustment Share Reserve) and a wire transfer in an amount equal to the amount of Cash Consideration and the cash in lieu of fractional shares to which such holder is entitled under Section 1.02 (less the applicable portions of the Adjustment Escrow Amount and the Representative Amount), to the account(s) designated by such holder in such holder’s Letter of Transmittal.  Except for interest that may be payable pursuant to the terms of the Adjustment Escrow Agreement, in no event shall any holder of Company Stock or Convertible Note who delivers a Letter of Transmittal be entitled to receive interest on any of the funds to be received in the Merger.  Any Company Stock held by a Securityholder that has delivered a Letter of Transmittal pursuant to this Section 1.03 shall not be transferable on the books of such Company without the Parent’s prior written consent.  At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Stock theretofore outstanding on the records of the Company.  At and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except as otherwise provided in this Agreement or by Law.  At or after the Effective Time, any shares of Company Stock presented to the Surviving Company or the Parent for any reason shall be converted into the Merger Consideration payable in respect thereof pursuant to Section 1.02 without any interest thereon.

(b)           Any portion of the funds held by the Representative pursuant to this Agreement that remains undistributed to the holders of Company Stock eighteen (18) months after the Effective Time, other than the Representative Amount, shall be delivered to the Surviving Company, upon demand, and any Securityholder that has not previously complied with this Section 1.03 prior to the end of such eighteen (18) month period shall thereafter look only to the Surviving Company for payment of its claim for the applicable portion of the Merger Consideration.  Notwithstanding the foregoing, none of the Parent, the Bank, the Surviving Company or their Affiliates shall be liable to any Securityholder for any amount paid to any public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amount remaining unclaimed by the Securityholders three (3) years after the date on which such funds were delivered to the Representative for payment shall become, to the extent permitted by applicable Law, the property of the Surviving Company, free and clear of any claims or interest of any Person previously entitled thereto.

1.04        Representative Amount.

Concurrent with the Effective Time, the Parent shall deduct from the Purchase Price the Representative Amount and deliver the Representative Amount to the Representative by wire transfer of immediately available funds to the account(s) designated by the Representative, to satisfy potential future obligations of the Securityholders, including expenses of the Representative arising from the defense or enforcement of claims pursuant to Sections 1.08, 8.02 or 10.01.  The Representative Amount shall be retained by the Representative for such time as the Representative shall determine in his sole discretion.  If the Representative shall determine in his sole discretion to return all or any portion of the Representative Amount to the Securityholders, he shall do so to each Securityholder based on its Pro Rata Percentage.

1.05        Organizational Documents.

At the Effective Time, without any further action on the part of the Parent, the Bank, the Merger Sub, the Company or the holders of any equity interests of any of the foregoing, the Organizational Documents of the Merger Sub in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Company, until thereafter amended as provided therein and by applicable law.

1.06        Directors and Officers.

(a)           At the Effective Time, without any further action on the part of the Parent, the Bank, the Merger Sub, the Company or the holders of equity interests of any of the foregoing, the managers of the Merger Sub shall be the initial managers of the Surviving Company, which shall consist of three (3) managers appointed by the Bank, and after the Effective Time, the Bank shall select two (2) additional managers from the Company’s senior management, such managers to hold office in accordance with the Organizational Documents of the Surviving Company.

(b)           At the Effective Time, the Surviving Company shall appoint the officers of the Company immediately prior to the Effective Time to be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

1.07        Closing Calculations.

Not less than two (2) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Parent and the Bank a statement of the Company (the “Estimated Closing Statement”) setting forth ( a) an estimated consolidated balance sheet of the Company as of the Reference Time, (b) a good faith calculation of the Company’s estimated Tangible Book Value (“Estimated Tangible Book Value”) and estimated Transaction Expenses (“Estimated Transaction Expenses”) and (c) the calculation of the Closing Merger Consideration.  The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement.

1.08        Final Closing Balance Sheet Calculation.

(a)           As promptly as possible, but in any event within forty-five (45) days after the Closing Date, the Surviving Company shall deliver to the Parent, the Bank and the Representative a statement (the “Closing Statement”) with respect to the Company setting forth (i) a consolidated balance sheet of the Company as of the Reference Time (the “Closing Balance Sheet”), (ii) the Company’s Tangible Book Value, (iii) the Company’s Transaction Expenses and (iv) its calculation of the Merger Consideration, each of which shall be completed in good faith.  The Closing Balance Sheet shall be prepared, and Tangible Book Value and Transaction Expenses shall be determined, in accordance with this Agreement utilizing the same judgments, accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies utilized by the Company in preparing its audited financial statements and for the purpose of preparing the Estimated Closing Balance Sheet or determining Estimated Tangible Book Value or Estimated Transaction Expenses.  The Parties agree that the purpose of preparing the Closing Balance Sheet and determining the Company’s Tangible Book Value and the related Purchase Price adjustment contemplated by this Section 1.08 is to measure the amount of the Company’s Tangible Book Value, including its Transaction Expenses, as of the Reference Time and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining Tangible Book Value or Transaction Expenses.

(b)           After delivery of the Closing Statement, the Representative and its accountants and other representatives shall be permitted full access at reasonable times to review the Parent’s, the Surviving Company’s and the Parent’s Subsidiaries’ books and records and any work papers related to the preparation of the Closing Statement or Closing Balance Sheet.  The Representative and its accountants and other representatives may make inquiries of the Parent, the Surviving Company and the Parent’s Subsidiaries and their accountants and employees regarding questions concerning or disagreements with the Closing Statement or Closing Balance Sheet arising in the course of their review thereof, and the Parent shall use its, and shall cause its Subsidiaries and the Surviving Company to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries.

(c)           If the Representative has any objections to the Closing Statement or the Closing Balance Sheet, the Representative shall deliver to the Parent a statement setting forth its objections thereto (an “Objections Statement”).  If an Objections Statement is not delivered to the Parent within forty-five (45) days following the date of delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the Parties.

(d)           The Representative, the Parent and the Bank shall negotiate in good faith to resolve any such objections, but if they do not reach a final written resolution within fifteen (15) days after the delivery of the Objections Statement, the Representative, the Parent and the Bank shall submit such dispute to KPMG, or if they decline the engagement, or if they are not independent with respect to the Surviving Company, the Parent, the Bank and the Representative pursuant to the rules and regulations of the SEC at the time, another nationally recognized independent accounting firm reasonably acceptable to the Parent and the Representative (the “Dispute Resolution Arbiter”).  Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute.  The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement as being items that the Representative, the Parent and the Bank are unable to resolve.  The Dispute Resolution Arbiter’s determination shall be based solely on the definitions of Tangible Book Value and Transaction Expenses contained in this Agreement.  The Representative, the Parent and the Bank shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve, as soon as practicable, all disagreements between the disputed amounts set forth in the Closing Statement and the Objections Statement.  Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by the Parent, the Bank and the Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The resolution of the dispute by the Dispute Resolution Arbiter shall be final and binding on and non-appealable by the Parties hereto.

(e)           The costs and expenses of the Dispute Resolution Arbiter shall be allocated between the Parent and the Bank, on the one hand, and the Representative (on behalf of the Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party.  For example, if the Representative claims Tangible Book Value is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Representative, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Representative (for the benefit of the Securityholders) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., $300 ÷ $500) to the Parent and forty percent (40%) (i.e., $200 ÷ $500) to the Representative (for the benefit of the Securityholders).

1.09        Post-Closing Adjustment Payment.

(a)           If the Merger Consideration as finally determined pursuant to Section 1.08 is greater than or equal to the Closing Merger Consideration, within two (2) Business Days following the final determination of the Merger Consideration (i) the Representative and the Parent shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent (x) to distribute the funds in the Adjustment Escrow Account to the Securityholders based on their respective Pro Rata Percentages, and (y) to instruct the Parent’s transfer agent to distribute by direct registration the shares of Parent Common Stock held in the Adjustment Share Reserve to the Securityholders entitled thereto based on their respective Pro Rata Percentages, and (ii) the Parent shall pay to the Representative (for distribution to the Securityholders), by wire transfer of immediately available funds to an account designated in writing by the Representative, and issue to the Securityholders by direct registration statement, the amount of cash and Parent Common Stock (on the basis of 25% cash/75% Parent Common Stock) by which the Merger Consideration as finally determined pursuant to Section 1.08 exceeds the Closing Merger Consideration.

(b)           If the Merger Consideration as finally determined pursuant to Section 1.08 is less than the Closing Merger Consideration, the Parent and the Representative shall promptly (but in any event within two (2) Business Days) deliver a joint written instruction to the Escrow Agent (i) to pay to the Parent an amount equal to 25% of the absolute value of such difference (the absolute value of the difference being referred to herein as the “Shortfall Amount”) by wire transfer of immediately available funds to an account designated in writing by the Parent, and (ii)

to instruct the Parent’s transfer agent to deliver to the Parent for cancellation shares of Parent Common Stock held as Adjustment Share Reserve in an amount equal to 75% of the Shortfall Amount (calculated in accordance with Section 1.02(a)).  Any Shortfall Amount shall be paid solely from the funds available in the Adjustment Escrow Account and Parent Common Stock held as Adjustment Share Reserve.  In the event that the funds available in the Adjustment Escrow Account are in excess of an amount equal to 25% of the Shortfall Amount (such excess, the “Adjustment Escrow Excess Amount”), the Representative and the Parent shall simultaneously with the delivery of the instructions described in the first sentence of this Section 1.09(b), deliver joint written instructions to the Escrow Agent to (x) distribute the Adjustment Escrow Excess Amount to the Securityholders based on their respective Pro Rata Percentages, and (y) deliver to the Securityholders based on their respective Pro Rata Percentages, by direct registration statement through instruction to the Parent’s transfer agent the Parent Common Stock held as Adjustment Share Reserve to the extent in excess of 75% of the Shortfall Amount.  The Securityholders and the Representative shall not have any liability for any payments or amounts due pursuant to Section 1.08 or this Section 1.09 except to the extent of the funds available in the Adjustment Escrow Account or Parent Common Stock held as Adjustment Share Reserve.

1.10        Adjustment Escrow Account and Adjustment Share Reserve.

Concurrent with the Effective Time, the Parent shall (a) deduct from the Purchase Price and deposit $500,000 (such amount, the “Adjustment Escrow Amount”) in immediately available funds into an escrow account (the “Adjustment Escrow Account”) and (b) issue by direct registration statement to the account of the Escrow Agent a number of shares of Parent Common Stock with a value calculated in accordance with Section 1.02(a) equal to $1,500,000 (the “Adjustment Share Reserve”), such accounts to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement to be entered into as of the Closing Date by the Parent, the Representative and the Escrow Agent in a standard form reasonably acceptable to them (the “Adjustment Escrow Agreement”).  The Adjustment Escrow Amount shall represent 25% of the Merger Consideration available to satisfy any Shortfall Amount, with the remaining 75% of any Shortfall Amount to be satisfied from the Adjustment Share Reserve withheld by Parent.

1.11        Dissenting Shares.

To the extent available under the MBCA, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and held by a Securityholder who (i) was a Securityholder as of the record date, if any, to approve the Merger, (ii) did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement and (iii) otherwise complies with all of the provisions of the MBCA relevant to the exercise and perfection of appraisal rights (such share being a “Dissenting Share,” and such Securityholder being a “Dissenting Stockholder”), shall not be converted into the right to receive a portion of the Merger Consideration but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to the applicable provisions of the MBCA.  If any Dissenting Stockholder fails to perfect such stockholder’s appraisal rights under the MBCA or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall be automatically treated as if they had been converted as of the Effective Time into the right to receive the portion of Merger Consideration, if any, to which such holder is entitled pursuant to Section 1.02, without interest thereon.  The Company shall give the Parent (a) notice of any demand for payment of the fair value of any shares of Company Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to the MBCA and received by the Company relating to any Securityholder’s appraisal rights and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under the MBCA.  The Company shall not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of the Parent (which consent shall not be unreasonably conditioned, withheld or delayed).  Any portion of the Merger Consideration made available to the Representative in respect of any Dissenting Shares shall be returned to Parent, upon demand.  Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares pursuant to the applicable provisions of the MBCA shall cease.

1.12        Convertible Notes.

In accordance with the terms of the Convertible Notes, the Company shall give written notice of the Merger to each holder thereof (a “Noteholder”) not less than twenty (20) days prior to the record date, if any, set by the Company for the holding of a vote of the Securityholders to approve the Merger and at least thirty (30) days prior to the Closing.  Each Noteholder that has timely exercised rights to convert his, her or its Convertible Note into shares of Company Stock in accordance therewith and thereafter shall be deemed a Securityholder immediately prior to the Effective Time and shall be entitled to receive his, her or its applicable portion of Merger Consideration pursuant to Section 1.02.  For the avoidance of doubt, the debt evidenced by any Convertible Note held by a Noteholder that has failed to timely exercise his, her or its rights to convert such Convertible Note into shares of Company Stock in accordance therewith shall be treated as Indebtedness hereunder and paid in full at the Closing pursuant to Section 2.02(c).

1.13        Withholding.

Notwithstanding any provision contained herein to the contrary, each of the Escrow Agent, the Surviving Company, the Representative and the Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as such party determines it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of state, local or non-U.S. Tax law.  If the Escrow Agent, the Surviving Company, the Representative or the Parent, as the case may be, so withholds, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Escrow Agent, the Surviving Company, the Representative or the Parent, as the case may be, made such deduction and withholding.

1.14        Reference Statement.

Exhibit C sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with the Parent setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Tangible Book Value prepared and calculated in accordance with this Agreement.

1.15        Subsequent Transactions

In the event that Company executes and consummates, subsequent to the date of this Agreement and within forty-five (45) days following the Closing Date, an agreement to acquire a portfolio of equipment loans as described in Schedule 1.15(a), the Company’s executive management will be eligible to receive, subject to the portfolio performing in accordance with agreed-upon performance and other relevant metrics established prior to such acquisition, cash payments equal to 3% of the acquired portfolio balance, measured as of the acquisition date and paid by the Parent, provided that the cash payments shall not exceed in total $750,000.  The cash payments shall be made in three (3) equal installments over a three (3) year period, with the first payment to occur twelve (12) months following the Closing Date, and subsequent payments to be made on each annual anniversary of the Closing Date.

ARTICLE II

THE CLOSING

2.01        The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Locke Lord LLP, located at 111 Huntington Avenue, 20th Floor, Boston, Massachusetts 02199 at 10:00 a.m. local time on the fifth (5th) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by the Parent and the Representative.  The date and time of the Closing are referred to herein as the “Closing Date.”

2.02        The Closing Transactions.

Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a)           the Company and the Merger Sub shall cause the Articles of Merger to be executed, acknowledged and filed with the Massachusetts Secretary of the Commonwealth;

(b)           in accordance with Section 1.03, the Parent shall deliver the Stock Consideration as directed by the Representative by issuance of Parent Common Stock registered in the names of the Securityholders entitled thereto (exclusive of the Adjustment Share Reserve) and payment of the Cash Consideration by wire transfer of immediately available funds to the Securityholders as directed by the Representative (exclusive of the Representative Amount and the Adjustment Escrow Amount);

(c)                                  in accordance with Section 1.04, the Parent shall deliver to the Representative the Representative Amount, by wire transfer of immediately available funds to the account(s) designated in writing by the Representative;

(d)                                 in accordance with Section 1.10, the Parent shall issue to the Escrow Agent that number of shares of Parent Common Stock equal to the Adjustment Share Reserve;

(e)                                  in accordance with Section 1.10, the Parent shall deposit the Adjustment Escrow Amount into the Adjustment Escrow Account;

(f)                                   the Parent shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and

(g)                                  the Parent and the Company shall make such other deliveries as are required by Article VII hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent and the Bank that, except as set forth in a Schedule corresponding in number to the applicable section of this Article III (provided that any item disclosed on any Schedule shall be deemed to be fully disclosed with respect to all other representations and warranties and Schedules under which such item may be relevant as and to the extent it is reasonably apparent on the face of such Schedule that such item applies to such other Schedule):

3.01                        Organization and Good Standing.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  The Company has the full corporate power and authority to own its property and carry on its business as now being conducted by it.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or be licensed would not have a Material Adverse Effect.  Complete copies of the articles of organization, bylaws and similar organizational documents, as applicable, of the Company, as amended to the date hereof, have been made available for review by Buyer.

3.02                        Consents.

Except as set forth in Schedule 3.02 and except for any required notification filing under the HSR Act, the Company is not required to obtain any consent from any Person (including any Governmental Entity) in connection with the execution and delivery by the Company of this Agreement and the other transaction documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

3.03                        No Conflict.

Except as set forth in Schedule 3.03 have been obtained and taken, the execution and delivery of this Agreement and the other transaction documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with (a) any Material Contract, (b) the Company’s Organizational Documents, (c) any Order, or (d) any material Law.

3.04                        Capitalization.

(a)                                 The authorized and issued capital stock of the Company is as set forth on Schedule 3.04(a).  The Company has no other capital stock authorized, issued or outstanding.  All of the shares of Company Stock are duly and validly issued and outstanding and are fully paid and non-assessable. There is no liability for dividends accrued and unpaid by the Company on account of the Company Stock.

(b)                                 Except as set forth in Schedule 3.04(b) or as contemplated by this Agreement, there are (i) no voting agreements or voting trusts, stockholder agreements, proxies or other agreements between or among any Person or Persons relating to the Company or the shares of Company Stock, (ii) no rights, agreements, arrangements or commitments relating to the shares of Company Stock to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem, retire or otherwise acquire any shares of Company Stock; (iii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company; and (iv) no commitments or agreements to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any instrument referred to in Section 3.04(c) as a result of this transaction, either alone or upon the occurrence of any additional subsequent event.  The Company is not under any obligation to register under the Securities Act of 1933, as amended (the “Securities Act”), any of its presently outstanding Company Stock or other securities that may be subsequently issued.

(c)                                  Except as set forth on Schedule 3.04(c) or as contemplated by this Agreement, as of the date hereof, there are no outstanding options, warrants or other rights to acquire (including securities exercisable or exchangeable for or convertible into) issued or unissued shares of Company Stock or any other capital stock of the Company to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Stock or securities convertible into or exchangeable for such shares, or obligating the Company to grant, extend, or enter into any such option, warrant, call or other right, agreement, arrangement or commitment or give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of shares of Company Stock.

3.05                        Subsidiaries; Equity Investments.

The Company does not, either directly or indirectly, own of record or beneficially any shares or options, warrants or other rights to acquire (including securities exercisable or exchangeable for or convertible into) shares of capital stock or other equity interests of any other Person.

3.06                        Financial Statements.

The Company has delivered to Parent and Bank copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2013 and December 31, 2014 (including the notes thereto), and the related consolidated statements of income, equity and cash flows for each of the years then ended (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2015 (the “Interim Balance Sheet”; and March 31, 2015 is referred to as the “Balance Sheet Date”), and the related consolidated statements of income and cash flows for the three-month month period then ended (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, “Financial Statements”).  The Audited Financial Statements were prepared in accordance with GAAP consistently applied (with only such deviations from GAAP as are referred to in the notes thereto or as set forth on Schedule 3.06), and the Audited Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company covered thereunder as of the date thereof and for the periods covered thereby. The Unaudited Financial Statements were prepared in accordance with GAAP consistently applied (except for normal year-end audit adjustments consistent with past practice, the omission of certain footnotes, statement of equity and statement of cash flows required by GAAP with respect to audited financial statements or as set forth on Schedule 3.06), and consistently applied and maintained throughout the periods indicated, and the Unaudited Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company covered thereunder as of the date thereof and for the periods covered thereby.

3.07                        Real Property.

(a)                                 Schedule 3.07(a) contains a complete and correct list of all real property leased by the Company (“Leased Real Property”), and a list of all leases (including amendments) for all such Leased Real Property (each, a “Lease”).  The Company has made available to the Parent true and complete copy of each Lease.  With respect to each of the Leases, except as set forth in Schedule 3.07(a) or as would not have a Material Adverse Effect:

(i)                                     such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)                                  the transactions contemplated by this Agreement will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)                               the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no material disputes with respect to such Lease; and

(iv)                              The Company is not, nor to the Company’s Knowledge, any other party to the Lease is, in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(b)                                 Except as set forth on Schedule 3.07(b), the Company has not leased, subleased, licensed or otherwise granted any Person the right to use or occupy all or any portion of the Leased Real Property, and other than the Company, there are no parties in possession of any portion of the Leased Real Property, whether as lessees, sublessees, tenants at will, trespassers or otherwise; and

3.08                        Assets.

The Company owns, leases or has the legal right to use all of the material properties and assets used in the conduct of its business (the “Assets”).  The Company has good title to, or, in the case of leased or licensed Assets, valid and subsisting leasehold or licensed interests in, the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.  All such physical Assets are in all material respects in reasonable operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are currently used.

3.09                        Brokers or Finders.

Except for Houlihan Lokey, no Person has acted as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from the Company in respect thereof.

3.10                        Environmental Matters.

The representations and warranties set forth in this Section are the sole and exclusive representations and warranties hereunder pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws, and no other representation or warranty set forth herein shall be read or construed as to address environmental, health or safety matters.  Except as set forth in Schedule 3.10 hereto, and except in each case as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof:

(a)                                 the operations of the Company are in compliance with all applicable Environmental Laws applicable to their operations at and occupation of the Leased Real Property, which compliance includes obtaining, maintaining and complying with any Permits required under applicable Environmental Laws necessary to operate its business;

(b)                                 the Company is not the subject of any outstanding Order of any Governmental Body respecting: (i) Environmental Laws, (ii) remediation action or (iii) any release or threatened release of a Hazardous Material;

(c)                                  the Company has not received written notice from any Governmental Body regarding any actual or alleged violation of or liability under Environmental Law;

(d)                                 the Company is not subject to any pending or, to the Knowledge of the Company, threatened claim alleging that the Company may be in violation of, or have liability under, any Environmental Law; and

(e)                                  to the Knowledge of the Company, there is no pending or threatened investigation of the Company or any current or previously leased property of the Company under Environmental Laws, which would reasonably be expected to result in the Company incurring any material liability pursuant to any Environmental Law as a result of any action taken by the Company.

3.11                        No Undisclosed Liabilities.

As of the date hereof, to the Knowledge of the Company, the Company does not have any material liabilities that would have been required to be reflected in, reserved against or otherwise described on the Interim Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than (a) liabilities incurred in the ordinary course of business after the Balance Sheet Date, (b) liabilities incurred in connection with the transactions contemplated hereby, (c) liabilities that are disclosed with reasonable specificity on the Disclosure Schedule to any other representation or warranty under Article III of this Agreement, (d) liabilities that are the subject of any other representation and warranty under Article III of this Agreement but are not required to be disclosed because of the specific dollar or materiality threshold of such representation or warranty or (e) liabilities that are the subject of any other representation and warranty under Article III of this Agreement but are not required to be disclosed because of the Knowledge qualifier contained in such representation or warranty.

3.12                        Employee Benefit Plans.

(a)                                 Schedule 3.12(a) lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and all existing bonus, incentive, deferred compensation, supplemental executive retirement plan, pension, retirement, profit-sharing, stock bonus, stock purchase, restricted stock, stock option, severance, welfare benefit plan (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, change in control agreements and all other material benefit practices, policies and arrangements maintained by the Company in which any employee or former employee, consultant or former consultant or director or former director of the Company participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (including their eligible dependents and beneficiaries) (each, a “Company Employee Benefit Plan”).  The Company has no commitment to create any additional Company Employee Benefit Plans or to materially modify, change or renew any existing Company Employee Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required by applicable law to maintain the tax-qualified status thereof.  The Company has made available to the Parent correct and complete copies of (i) each Company Employee Benefit Plan (or, in the case of any such Company Employee Benefit Plan that is unwritten, descriptions thereof), (ii) the two most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Employee Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Employee Benefit Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Company Employee Benefit Plan, and (v) most recent nondiscrimination tests performed under ERISA and the Code, including the 401(k) and 401(m) tests.  Each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act, COBRA, Section 409A of the Code and all other applicable Laws, and the Company has performed and complied in all material respects with all of their obligations under or with respect to each Company Employee Benefit Plan.

(b)                                 To the Knowledge of the Company, as of the date hereof (i) each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and (ii) no event has occurred since the date of the most recent determination letter, opinion letter or application therefor relating to any such Company Employee Benefit Plan that would reasonably be expected to adversely affect the qualified status of such Company Employee Benefit Plan.

(c)                                  None of the Company Employee Benefit Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.  None of the Company Employee Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.  The Company has never maintained or contributed to and has no liability under a Company Employee Benefit Plan which is subject to Title IV of ERISA.

(d)                                 The representations and warranties set forth in this Section 3.12 are the sole and exclusive representations and warranties pertaining or relating to employee benefit matters, and no other representation or warranty set forth herein shall be read or construed as to address employee benefit matters.

(e)                                  The Company has no obligation to provide post-employment health, life insurance, or disability insurance or any retiree benefits and there have been no communications to employees by the Company that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f)                                   Except as provided in Schedule 3.12(f), the consummation of the Merger will not (alone or in combination with any other event, including without limitation, any termination of employment or service at any time prior to or following the Effective Time (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in any increase in benefits payable under any Company Employee Benefit Plan, or (c) entitle any current or former employee, director or independent contractor of the Company to any actual or deemed payment (or benefit) which could reasonably be construed to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g)                                  There are no stock options, warrants, stock appreciation or similar rights outstanding under any Company Employee Benefit Plan or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

(h)                                 Schedule 3.12(h) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of the Company, their title and annual rate of salary, and their date of hire.

3.13                        Compliance with Law; Permits.

(a)                                 Except as set forth in Schedule 3.13(a):

(i)                                     To the Knowledge of the Company, the Company is in compliance with each Law that is currently applicable to it or to the conduct or operation of the Business as currently conducted, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect; and

(ii)                                  As of the date hereof, the Company has not received any written notice of any actual or alleged violation of, or failure to comply with, any Law, except where such violation or failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)                                 To the Knowledge of the Company, as of the date hereof, the Company currently has all Permits that are required for the operation of its business as presently conducted, except where the absence of which would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, as of the date hereof, the Company is not in default or violation (and no event has occurred and is continuing that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not reasonably be expected to have a Material Adverse Effect.  The transactions contemplated hereby will not have a material adverse effect on any such Permit.

3.14                        Legal Proceedings.

Except as set forth on Schedule 3.14, as of the date hereof, there are no material legal proceedings pending or, to the Knowledge of the Company, threatened against the Company before any Governmental Entity.

3.15                        Insurance.

Schedule 3.15 lists all material insurance policies and fidelity bonds for the current policy year maintained by the Company as of the date hereof, with respect to the Business (the “Policies”).  Except as set forth on Schedule 3.15, to the Knowledge of the Company, no Company is in material default with respect to the Policies, and to the Knowledge of the Company, the Company has not received any written notice of a cancellation with respect to any of the Policies.  There are no claims by the Company under any of the Policies or bonds pending for amounts in excess of $250,000.  All premiums with respect to the Policies covering all periods up to and including the date of this Agreement have or will be paid as of the Closing Date.

3.16                        Absence of Certain Changes and Events.

As of the date hereof and since the Balance Sheet Date (i) the Company has conducted its business only in the ordinary course of business and (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect.

3.17                        Material Contracts.

(a)                                 Schedule 3.17(a) contains a list of each of the following written Contracts to which the Company is a party or by which it is bound as of the date hereof (“Material Contracts”), a copy of which has been made available to the Parent:

(i)                                     all Contracts (other than the Leases listed on Schedule 3.7(b)) that the Company reasonably anticipate will, in accordance with their terms, involve aggregate payments by the Company of more than $250,000 within the twelve (12) month period following the date hereof and that are not cancelable by the Company without Liability on less than ninety (90) days’ notice to the other Party thereto;

(ii)                                  all Contracts for the lease of personal property by the Company, anticipated to involve annual payments in excess of $250,000 by the Company and not cancelable without Liability on less than ninety (90) days’ notice to the lessor;

(iii)                               all Contracts that provide for the employment of any director, officer, employee or other Person on a full-time, part-time, consulting or other basis providing for payment by the Company in excess of $100,000 to any Person;

(iv)                              all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v)                                 all Contracts relating to the making of any loans or guarantees to, or any capital contribution or other investment in, any Person, in each case involving amounts in excess of $100,000 but excluding Customer Loans;

(vi)                              all Contracts entered into after December 31, 2014 relating to the sale or purchase by the Company of any properties, assets or business operations of any Person for a price in excess of $100,000;

(vii)                           all joint venture agreements providing for the sharing of profits; and

(viii)                                                                        all Contracts with or on behalf of any Related Party.

(b)                                 As of the date hereof, each Material Contract is valid and binding on the Company and, to the Company’s Knowledge, on the other parties thereto, and is in full force and effect.  The Company is not in material breach of, or material default under, any Material Contract and, to the Company’s Knowledge, no other party to any Material Contract is in material breach thereof or material default thereunder.  The Company has made available to the

Parent correct and complete copies of all Material Contracts, together with all modifications or supplements thereto. Except as set forth on Schedule 3.17(b), the Company has not received written notice, and does not have Knowledge, that any Material Contract is not to be renewed upon current expiration of the term stated therein, if applicable.

3.18                        Labor Relations.

(a)                                 The Company is not a party to any labor or collective bargaining agreement.

(b)                                 There are no (i) strikes, work stoppages, work slowdowns or lockouts existing or, to the Company’s Knowledge, threatened in writing against or involving employees, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Company’s Knowledge, threatened in writing by or on behalf of any employee or group of employees, except in each case would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Schedule 3.18(c) contains a true, complete and correct list as of the date hereof of: (i) all employees whose base salary is in excess of $150,000 or whose aggregate wages (on an annualized basis through the Balance Sheet Date) exceed $250,000, (ii) the rate of base salary or hourly wage compensation as of the date hereof of the employees described in clause (i) of this subsection (c), and (iii) all severance, termination, release, settlement or similar agreements, letters, memos or arrangements with former directors and senior executives who have departed within one (1) year prior to the date hereof (copies of which have been made available to Parent prior to the date hereof), and all severance agreements with former employees of the Company to the extent any Liabilities of the Company remain outstanding thereunder as of the date of this Agreement.

(d)                                 Except as set forth in Schedule 3.18(d), attached hereto or as otherwise disclosed in writing to the Parent, the Company is and, to the Company’s Knowledge has been during the three (3) years prior to the Effective Time, in compliance with all material Laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, classification of employees, child labor, immigration, employment discrimination, disability rights or benefits, whistleblower protections, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.

(e)                                  The representations and warranties set forth in this Section 3.18 are the sole and exclusive representations and warranties pertaining or relating to employment and labor matters, and no other representation or warranty set forth herein shall be read or construed as to address employment or labor matters.

3.19                        Intellectual Property.

Schedule 3.19 lists all Registered IP as of the date hereof.  Except as set forth on Schedule 3.19, all such Registered IP is owned solely by the Company.  Schedule 3.19 sets forth a complete list of all licenses to Intellectual Property to which the Company is a party as of the date hereof (the “Licenses”), excluding non-exclusive licenses to “off the shelf” or commercially available software.  As of the date hereof, such Licenses are in full force and effect and no material default exists on the part of the Company or, to the Knowledge of the Company, on the part of the other parties thereto.  To the Knowledge of the Company, the conduct of the Company’s business as it is currently conducted does not infringe or misappropriate the Intellectual Property existing as of the date hereof of any third party.  To the Knowledge of the Company, as of the date hereof, there are no current or threatened claims by any third party that the Company has infringed, violated or misappropriated the Intellectual Property of such third party.  To the Knowledge of the Company, as of the date hereof, there is no continuing infringement, violation or misappropriation by any third party of any Intellectual Property owned by or exclusively licensed to the Company.

3.20                        Related Party Transactions.

Except for Convertible Notes held by Related Parties or from transactions and arrangements as set forth on Schedule 3.20 (each a “Related Party Transaction”), no Related Party (i) has borrowed money from or loaned money to the Company that is currently outstanding or, to the Company’s Knowledge, otherwise has any cause of action or claim against the Company, (ii) has any ownership interest in any property, real or personal or mixed, tangible or intangible, or asset used by the Company in the conduct of its business, or (iii) is a party to any Contract or is engaged in any ongoing transaction with the Company.

3.21                        Customer Loans.

All currently outstanding loans of, or current extensions of credit by, the Company to customers of the Company (individually, a “Customer Loan,” and collectively, the “Customer Loans”) are adequately documented and, to the Knowledge of the Company, each note evidencing a Customer Loan, or loan or credit agreement or security instrument related to the Customer Loans constitutes a valid, legal and binding obligation of the customer thereunder, enforceable in accordance with the terms thereof, except where the failure thereof would not, individually or in the aggregate, have a Material Adverse Effect.  There are no oral modifications or amendments or additional agreements related to the Customer Loans that are not reflected in the Company’s records, no claims of defense as to the enforcement of any Customer Loan has been asserted, and the Company is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense, except where any of the foregoing would not have, either individually or in the aggregate, a Material Adverse Effect.  The Company currently maintains an allowance for loan losses allocable to the Customer Loans which complies with applicable loan loss reserve requirements established in accordance with GAAP.  Except as disclosed in Schedule 3.21, none of the Customer Loans are presently serviced by third parties, and there is no obligation which could result in any Customer Loan becoming subject any third-party servicing.

3.22                        Indebtedness.

Except for the Convertible Notes or as described on Schedule 3.22, the Company has no Indebtedness outstanding.

3.23                        Taxes.

Except as set forth on Schedule 3.23:

(a)                                 The Company has timely filed all income Tax Returns and all other material non-income Tax Returns and reports required to be filed by it, and all Taxes shown thereon as owing have been paid or reserved for.  Any requests for extensions to file such Tax Returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to pay or to have extensions granted that remain in effect individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, and the Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such Financial Statements.  All material Taxes required to be withheld by the Company have been withheld and have been (or will be) duly and timely paid to the proper Taxing Authority.  There are no Liens for Taxes upon the Company’s assets, other than Permitted Encumbrances.

(b)                                 None of the Tax Returns filed by the Company or Taxes payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Taxing Authority within the past three (3) years, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Knowledge of the Company, threatened.  The Company has not waived any statute of limitation with respect to any material Tax or agreed to any extension of time with respect to a material Tax assessment or deficiency that remains outstanding.

(c)                                  The Company has not been a member of a Consolidated Group (other than a Consolidated Group the common parent of which is the Company) since 2001.

(d)                                 The representations and warranties set forth in this Section 3.23 are the sole and exclusive representations and warranties hereunder pertaining or relating to Tax matters, and no other representation or warranty set forth herein shall be read or construed so as to address Tax matters.

3.24                        Authority to Act.

Upon due execution and delivery of the Letters of Transmittal, the Representative appointed hereby will have due authority to act in such capacity on behalf of the Securityholders for the purposes contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE PARENT, BANK AND THE MERGER SUB

The Parent, Bank and Merger Sub hereby represent and warrant to the Company, except as set forth in a Schedule corresponding in number to the applicable section of this Article IV (provided that any item disclosed on any Schedule shall be deemed to be fully disclosed with respect to all other representations and warranties and Schedules under which such item may be relevant as and to the extent it is reasonably apparent on the face of such Schedule that such item applies to such other Schedule):

4.01                        Organization and Power.

The Parent is a duly organized corporation, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. The Bank is a duly organized trust company, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, with full power and authority to enter into this Agreement and perform its obligations hereunder.  The Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.  There is no pending, or to the knowledge of the Parent, the Bank, and the Merger Sub, threatened, action for the dissolution, liquidation or insolvency of either of the Parent, Bank or Merger Sub.

4.02                        Authorization.

The execution, delivery and performance of this Agreement by the Parent, Bank and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite organizational action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.  Without limiting the foregoing, no approval of the holders of Parent Common Stock is required in connection with the execution of this Agreement or the performance by Parent of its obligations hereunder (including, without limitation, the payment of the Stock Consideration) under the organizational documents of Parent, the rules and regulations of the NYSE or otherwise.  This Agreement has been duly executed and delivered by the Parent, Bank and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of the Parent, Bank and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03                        No Violation.

Subject to (i) the filing of the Articles of Merger with the Massachusetts Secretary of the Commonwealth and (ii) compliance with and filings under federal and Massachusetts banking law and the HSR Act and any other applicable Antitrust Law, neither the Parent, Bank nor the Merger Sub is subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable Law, or any material Contract, or any Permit, or subject to any Order, that would be breached or violated in any material respect by the Parent’s, Bank’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

4.04                        Governmental Consents, etc.

Except for (i) the applicable requirements of the HSR Act and any other Antitrust Law (ii) the filing of the Articles of Merger with the Massachusetts Secretary of the Commonwealth,

(iii) the filing of a supplemental listing application for the listing of the Parent Common Stock to be issued in the Merger on the NYSE, (iv) the filing with the SEC of (a) the Merger Registration Statement and (b) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, and (v) the applicable requirements of federal and Massachusetts banking law, neither the Parent, Bank nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Parent, the Bank or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05                        Litigation.

Except as disclosed in the Parent SEC Reports, there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting Parent or any of its Subsidiaries (and Parent is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (a) that involves a Governmental Entity, including any federal or state banking regulator with the statutory authority to regulate the Bank, or (b) that, individually or in the aggregate, is (i) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, or after the Effective Time, Parent’s or any of its Subsidiaries’ businesses, or (ii) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.  There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

4.06                        Brokerage.

There are or will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Parent, the Bank or the Merger Sub.

4.07                        Purpose.

The Merger Sub is a newly organized limited liability company, formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.  The Merger Sub is a wholly owned Subsidiary of the Bank.

4.08                        Solvency.

Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Company shall be able to pay its debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Company shall have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Surviving Company.

4.09                        Reserved.

4.10                        Financing.

The Parent, Bank and the Merger Sub will have on the Closing Date, funds sufficient to fund all of the cash amounts required to be provided for the consummation of the transactions contemplated hereby, including, without limitation, the Cash Consideration and cash in lieu of fractional shares are sufficient for the satisfaction of all of the Parent’s, Bank’s and the Merger Sub’s obligations under this Agreement.

4.11                        Stock Consideration

The shares of Parent Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

4.12                        Capitalization.

The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“Parent Preferred Stock” and collectively with the Parent Common Stock, the “Parent Stock”).  As of May 20, 2015, there were (i) 29,517,572 shares of Parent Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,193,471 shares of Parent Common Stock held by Parent as treasury stock, and (iii) no shares of Parent Preferred Stock outstanding.  Except as disclosed in Schedule 4.12, the Bank does not own, of record or beneficially, any shares of Parent Stock, other than shares held as treasury stock.  Neither Parent nor any of its Subsidiaries has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Parent, or any other security of Parent or a Subsidiary of Parent or any securities representing the right to vote, purchase or otherwise receive any capital stock of Parent or a Subsidiary of Parent or any other security of Parent or any Subsidiary of Parent, other than shares of Parent Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by Parent. As of the date hereof, Parent has outstanding options to acquire 271,105 shares of Parent Common Stock at a weighted average exercise price of $21.09 per share.  All shares of Parent Common Stock issuable pursuant to option plans maintained by Parent will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.13                        SEC Documents.

Since January 1, 2015, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Parent SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the Parent SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects.  As of their respective dates and as of the date any information from the Parent SEC Reports has been incorporated by reference, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Parent has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Parent SEC Reports.

4.14                        Internal Controls.

(a)                                 The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

(b)                                 Parent’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and to the Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c)                                  Since December 31, 2014, (i) neither Parent nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.15                        Financial Statements.

(a)                                 The financial statements of Parent and its subsidiaries included or incorporated by reference in the Parent SEC Reports (including the related notes, where applicable, the “Parent Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates set forth therein (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal or accounting requirements and reflect only actual transactions.

(b)                                 At the date of the most recent consolidated statement of financial condition included in the Parent Financial Statements, neither Parent nor any of its Subsidiaries had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Parent Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice , and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

ARTICLE V

COVENANTS OF THE COMPANY

5.01                        Conduct of the Business.

From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) as set forth on Schedule 5.01, (ii) if the Bank shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as otherwise contemplated by this Agreement, (1) the Company shall use its commercially reasonable efforts to conduct its business in the ordinary course of business; provided that, notwithstanding the foregoing or clause (2) of this Section 5.01, the Company may use available cash to repay any Indebtedness or to make cash dividends on or prior to the Closing; and (2) the Company shall not:

(a)                                 except for the conversion of Convertible Notes, or for issuances of replacement certificates for shares of Company Stock or for issuance of new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell or deliver any of its equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its equity securities;

(b)                                 effect any recapitalization, reclassification, equity split or like change in its capitalization;

(c)                                  materially amend its Organizational Documents;

(d)                                 make any redemption or purchase of its equity interests (other than with respect to the repurchase of Company Stock from former employees of the Company pursuant to existing agreements or any Company Employee Benefit Plan);

(e)                                  sell, assign or transfer any material portion of its tangible assets, except in the ordinary course of business and except for sales of obsolete assets or assets with de minimis or no book value;

(f)                                   materially amend or voluntarily terminate any Material Contract other than in the ordinary course of business;

(g)                                  make any material capital investment in, or any material loan to, any other Person, except for Customer Loans or in the ordinary course of business or pursuant to any existing agreement or as reflected in the Company’s current budget;

(h)                                 make any material capital expenditures or commitments therefor, except (I) in the ordinary course of business and (II) for such capital expenditures or commitments therefor that are reflected in the Company’s current budget;

(i)                                     enter into any other material transaction with any of its directors, officers and employees outside the ordinary course of business, except pursuant to any agreement set forth on the Disclosure Schedules;

(j)                                    except in the ordinary course of business and consistent with past practice or as required under the terms of any Company Employee Benefit Plan, (A) increase salaries, bonuses or other compensation and benefits payable by the Company to any of its employees, officers, directors or other service providers; (B) increase the benefits under any Company Employee Benefit Plan; (C) terminate or amend any Company Employee Benefit Plan, except to the extent required by applicable law; (D) adopt any arrangement for the current or future benefit or welfare of any officer or employee of the Company that would be a Company Employee Benefit Plan if it were in existence as of the date hereof; or (E) hire or promote any employee, except pursuant to offers of employment outstanding as of the date hereof or as may be mutually agreed to in good faith by Parent and Company;

(k)                                 settle any Action if (A) the amount payable by the Company in connection therewith would exceed $250,000 or (B) such settlement would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of the Company;

(l)                                     make or change any material election in respect of Taxes or material accounting policies of the Company, in each case unless required by Law or GAAP, except as contemplated by the Agreement; or

(m)                             enter into or, except as may be required by law, modify any pension, retirement, stock option, stock appreciation right, deferred compensation, supplemental retirement, consulting, employment agreement, change in control agreement, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice.

Nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing.

5.02                        Access to Books and Records.

Subject to Section 6.07 and reasonable rules, regulations and policies of the Company and any applicable Law, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall afford Parent, Bank and their representatives reasonable access, during regular business hours and upon reasonable advance notice, to the offices, properties, senior personnel specified by the Company and financial books and records of the Company in order for the Parent and Bank to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, access to such employees will only be available upon reasonable notice to the Company to the attention of David S. Cohen and at such times and places as he shall determine in his reasonable discretion.  Any access shall be conducted (a) under the supervision of the Company’s personnel, (b) subject to all of the standard protocols and procedures of the Company, including the requirement that visitors be escorted at all times, (c) subject to any additional procedures required by any landlord, and (d) in such a manner as does not unreasonably interfere with the normal operations of the Company.  Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which the Company is bound, or violate any applicable Law.  All such access shall be at the risk of the Parent, the Bank and their representatives and agents, and in connection therewith, the Parent and Bank hereby agree to indemnify and hold harmless the Company and its Securityholders, directors, officers, employees, agents and representatives with respect to any Losses resulting from or arising out of such access.  The Parent and Bank acknowledge that the Parent and Bank are and remain bound by the Confidentiality Agreement between the Parent, Bank and the Company dated January 26, 2015 (the “Confidentiality Agreement”).

5.03                        Further Assurances.

The Company, and following the Effective Time, the Representative shall use its or his commercially reasonable efforts to (i) take all actions necessary to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to its obligations to consummate the transactions contemplated by this Agreement.  The Parties acknowledge and agree that nothing contained in this Section 5.03 shall limit, expand or otherwise modify in any way any efforts standard or time period explicitly applicable to any of the Company’s obligations under this Agreement.

5.04                        Exclusive Dealing.

During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company and the Representative shall not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Parent, Bank and their respective representatives and other communications solely to the extent required in connection with the transactions contemplated hereby) concerning any purchase of a majority of the outstanding Company Stock or any merger, sale of substantially all of the assets of the Company or similar transactions involving the Company (other than assets sold in the ordinary course of business) (each such transaction, an “Acquisition Transaction”).  The Company and the Representative shall cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent and the Parent’s Representative) conducted heretofore with respect to any Acquisition Transaction.

5.05                        Notification.

From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date of this Agreement the Company has knowledge of any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article III or of any covenant that would cause the conditions set forth in Section 7.01(a) or Section 7.01(b), as applicable, not to be satisfied as of the Closing Date, the Company shall disclose such breach in writing to the Parent and the Bank.  Notwithstanding any provision in this Agreement to the contrary, unless the Parent and the Bank provide the Company with a termination notice within five (5) days after disclosure of such breach by the Company (which termination notice may only be delivered if the Parent is entitled to terminate this Agreement pursuant to Section 9.01(c)), the Parent and Bank shall be deemed to have waived (i) their right to terminate this Agreement, (ii) their right to prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 7.01(a) or Section 7.01(b) and (iii) any rights to indemnification with respect to such breach pursuant to Article VIII.

ARTICLE VI

COVENANTS OF THE PARENT AND BANK

6.01                        Access to Books and Records.

From and after the Closing until the applicable statute of limitation period with respect to each year prior to the Closing Date, the Parent and the Bank shall, and shall cause the Surviving Company to, provide the Representative and its authorized representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Company with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Taxes, Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter.  Unless otherwise consented to in writing by the Representative, the Parent and the Bank shall not, and shall not permit the Surviving Company or its Subsidiaries to, for six (6) years, destroy, alter or otherwise dispose of any of the books and records of the Company or Surviving Company relating to the foregoing matters for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative such books and records or any portion thereof that the Parent, the Bank or Surviving Company may intend to destroy, alter or dispose of.

6.02                        Notification.

From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date of this Agreement the Parent, the Bank or the Merger Sub has knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, the Parent shall disclose in writing to the Company such breach.  Notwithstanding any provision in this Agreement to the contrary, unless the Company provides the Parent with a termination notice within five (5) days after disclosure of such breach by the Parent, the Bank or the Merger Sub (which termination notice may only be delivered if the Company is entitled to terminate this Agreement pursuant to Section 9.01(d)), the Company shall be deemed to have waived (i) its right to terminate this Agreement, (ii) its right to prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 7.02(a) or Section 7.02(b) and (iii) any rights to indemnification with respect to such breach pursuant to Article VIII.

6.03                        Indemnification of Officers and Directors of the Company.

(a)                                 From and after the Closing, the Bank shall, and shall cause the Surviving Company and its Subsidiaries to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of a the Company (each, a “D&O Indemnified Party”), against all Losses, claims, damages, costs, expenses, Liabilities or judgments or amounts that are paid in settlement of or in connection with any Action or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or employee of the

Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to its organizational documents and indemnification agreements, if any, in existence on the date hereof with any D&O Indemnified Party.

(b)                                 For a period of six (6) years after the Closing and at all times subject to applicable Law, (i) the Bank shall not (and shall not cause or permit the Surviving Company or its Subsidiaries to) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of either Surviving Company or its Subsidiaries and (ii) the Bank shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or on behalf of the Company as of the date hereof (provided that the Bank may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or prior to the Closing.  Notwithstanding the foregoing, prior to the Closing and in satisfaction of the Bank’s foregoing obligations under this Section 6.03, the Bank or the Surviving Company shall be permitted to purchase (at the Bank’s expense, and without duplication) a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy (the “D&O Tail”), effective as of the Closing, providing, for a period of six (6) years after the Closing, the coverage and amounts, and terms and conditions, contemplated by the foregoing sentence of this Section 6.03(b); provided, however, that in no event shall the Bank be required to expend for such “tail” policy a premium amount in excess of an amount equal to 175% of the annual premiums paid by the Company for D&O Insurance in effect as of the date of this Agreement.  From and after the Closing, the Bank shall (and/or shall cause the Surviving Company or its Subsidiaries to) continue to honor its obligations under any such insurance procured pursuant to this Section 6.03(b), and shall not cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof. In connection with the foregoing, the Company agrees, in order for the Bank to fulfill its agreement, to provide the insurance carrier with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

(c)                                  The Parent and the Bank agree to pay, or to cause the Surviving Company or any of its Subsidiaries to pay, all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.03.

(d)                                 If the Parent, the Bank or the Surviving Company or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and the Parent or Surviving Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Parent, the Bank or the Surviving Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.03.

(e)                                  With respect to any indemnification obligations of the Parent, the Bank and/or the Surviving Company pursuant to this Section 6.03, each of the Parent and the Bank hereby acknowledges and agrees (i) that it and the Surviving Company shall be the indemnitors of first resort with respect to all indemnification obligations of the Parent, the Bank and/or the Surviving Company pursuant to this Section 6.03 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary) and (ii) that it irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(f)                                   The provisions of this Section 6.03 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her successors, heirs and representatives and shall be binding on all successors and assigns of the Parent, the Bank and the Surviving Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.04                        Regulatory Filings.

(a)                                 The Bank shall, promptly (and in any event within twenty (20) Business Days) after the date hereof, (i) make or cause to be made all applicable filings and submissions as required under federal and Massachusetts law and under the HSR Act (and any other applicable Antitrust Laws) in connection with the consummation of the transactions contemplated herein (which filings and submissions shall seek early termination if made pursuant to the HSR Act (and the equivalent, if available, with respect to any such other applicable Antitrust Laws)) and (ii) provide or cause to be provided the notices or filings set forth on Schedule 6.04(ii).  The Bank shall be responsible for all filing fees to the Commonwealth of Massachusetts and under the HSR Act and under any other applicable Antitrust Laws.

(b)                                 Parent, Bank and the Company will cooperate with the other and use reasonable best efforts to promptly prepare and file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations under federal and Massachusetts law necessary to consummate the transactions contemplated by this Agreement. Parent, Bank and the Company will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of the Parent, Bank or the Company to any Bank Regulator or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  The Company shall have the right to review and approve in advance all information relating to the Company set forth in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.  In addition, Parent, Bank and the Company shall each furnish to the other for review a copy of each filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to filing.  Each of Parent, Bank and the Company will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement; provided, however, that Parent, Bank and the Company shall not be required to comply with any condition that would result in a Material Adverse Effect on Parent, Bank or the Company.

(c)                                  Without limiting the generality of the foregoing, if a suit or other Action is threatened or instituted by any Governmental Entity or any other Person challenging the validity or legality or seeking to restrain the consummation of the transactions contemplated by this Agreement, the Parent, Bank and the Merger Sub shall use their reasonable best efforts to avoid, resist, resolve or, if necessary, defend such suit or Action and shall afford the Company a reasonable opportunity to participate therein.  The Parent and Bank shall diligently assist and cooperate with the Company in preparing and filing any and all written communications that are to be submitted to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any governmental or third-party consents, waivers, authorizations or approvals that may be required to be obtained by the Company in connection with the transactions contemplated hereby, which assistance and cooperation shall include:  (i) timely furnishing to the Company all information concerning the Parent, the Bank and/or its Affiliates that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval; (ii) promptly providing the Company with copies of all written communications to or from any Governmental Entity relating to any Antitrust Law; provided that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; and provided, further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (iii) keeping the Company reasonably informed of any communication received or given in connection with any proceeding by the Parent, the Bank or the Merger Sub regarding the Merger; and (iv) permitting the Company to review and incorporate such Company’s reasonable comments in any communication given by it to any Governmental Entity or in connection with any proceeding related to the HSR Act, in each case regarding the Merger.  Neither the Parent, the Bank nor the Merger Sub, on one hand, nor the Company, on the other hand, shall initiate, or participate in any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under the HSR Act without giving the other Party, as applicable, reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate in such meeting or discussion.

(d)                                 Parent agrees (i) to file any supplemental listing application, or other applicable notification form as required, for the listing on the NYSE of the shares of Parent Common Stock to be issued in connection with the Merger and (ii) at all times from the date of this Agreement until the Stock Consideration has been paid in full to reserve a sufficient number of shares of Parent Common Stock to fulfill its obligations under this Agreement.

6.05                        Proxy Statement/Prospectus; Merger Registration Statement

(a)                                 For the purposes (i) of registering Parent Common Stock to be offered to holders of Company Stock in connection with the Merger with the SEC under the Securities Act, and (ii) of holding the Company Stockholders Meeting, Parent shall draft and prepare, and Company shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and (to the extent applicable) the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form delivered by the Company to the Company stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement/Prospectus”).  Parent shall provide the Company and its counsel with appropriate opportunity to review and comment on the Proxy Statement/Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC.  Parent shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of Parent and the Company shall use reasonable best efforts to cause the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, to comply in all material respects in form and substance with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be.  Each of Parent and the Company shall furnish all information concerning itself and its Subsidiaries, as applicable, as the other party may reasonably request in connection with the preparation of the Merger Registration Statement or which may be required under applicable Law.  Parent shall promptly notify the Company upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the Company prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement, and shall provide the Company with copies of all correspondence between Parent its Representatives on the one hand and the SEC and its staff of the other hand.  The Parent shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly deliver the Proxy Statement/Prospectus to the holders of Company Stock as of the record date set for the Company Stockholders Meeting.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Stock as may be reasonably requested in connection with any such action.  If Parent or the Company become aware of any information that, pursuant to the Securities Act or (to the extent applicable) the Exchange Act, should be disclosed in an amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in delivering such amendment or supplement to the applicable Securityholders.  Notwithstanding anything to the contrary stated above, prior to filing and delivery, as applicable, of the Merger Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or delivering such document shall provide the other parties a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties and include in such document or response, comments reasonably and promptly proposed by the other parties.

(b)                                 Parent shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement.  Parent will advise the Company promptly after Parent receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of Parent Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Parent will provide the Company with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as the Company may reasonably request.

(c)                                  The Company and Parent shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, the Company shall cooperate with Parent in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and Parent shall promptly file an amended Merger Registration Statement with the SEC, and the Company and Parent shall deliver an amended Proxy Statement/Prospectus to the Securityholders as of the record date set forth the Company Stockholders Meeting.

6.06                        Further Assurances.

The Parent, Bank and the Merger Sub and their Affiliates shall use commercially reasonable efforts to (a) take all actions necessary to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.  The Parties acknowledge and agree that nothing contained in this Section 6.06 shall limit, expand or otherwise modify in any way any efforts standard or time period explicitly applicable to any of the Parent’s, the Bank’s, the Merger Sub’s and their Affiliates’ obligations under this Agreement.

6.07                        Contact with Customers and Suppliers.

The Parent, Bank and the Merger Sub each hereby agree that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and shall not (and shall not permit any of its representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers, vendors or suppliers of the Company without the prior consultation with and written approval of the Chief Executive Officer of the Company; provided, however, that this Section 6.07 shall not prohibit any contacts by the Parent, Bank, or their respective representatives with the customers, providers, service providers, vendors or suppliers of the Company in the ordinary course of business consistent with past practice and unrelated to the transactions contemplated hereby.

6.08                        Employee Matters.

(a)                                 During the period beginning on the Closing Date and ending twelve (12) months thereafter, the Parent: (i) shall not, without the consent of David S. Cohen (which consent may not be unreasonably withheld, conditioned or delayed), in his capacity as Chief Executive Officer of the Surviving Company, (A) terminate for a reason other than cause the employment of any employee of the Company who continues to be employed by such Surviving Company (each, a “Continuing Employee” and collectively, the “Continuing Employees”), (B) reassign, modify or alter the responsibilities of the Continuing Employees or the reporting relationships or organizational structure among the Continuing Employees, in each case as in effect immediately prior to the Closing Date, or (C) subcontract or outsource the responsibilities of the Continuing Employees so as to be performed by third parties; (ii) shall provide, or shall cause the Surviving Company to provide, each Continuing Employee with (A) at least the same salary or hourly wage rate, as provided to such Continuing Employee immediately prior to the Closing Date; provided, however, that the cash value of any incentive compensation opportunities accrued as of the Closing Date, which is estimated in Schedule 6.08(a), shall be paid to applicable Company employees at the Closing Date, and (B) employee benefits that are no less favorable in the aggregate than the employee benefits provided under Parent’s employee benefit plans to similarly situated employees. Each Continuing Employee will participate in the Bank’s incentive compensation opportunities on the same terms as similarly situated Bank employees effective as of the Closing Date.  Without limiting the generality of the foregoing (and for the avoidance of doubt, subject to the consent of David S. Cohen referenced in clause (i)), the Parent shall provide, or shall cause the Surviving Company to provide, severance pay and benefits to any Continuing Employee whose employment is involuntarily terminated during the period beginning on the Closing Date and ending twelve (12) months thereafter on terms and in amounts no less favorable, in the aggregate, as listed in Schedule 6.08.

(b)                                 The Parent further agrees that, from and after the Closing Date, the Parent shall, and shall cause the Surviving Company to, grant all Continuing Employees credit for any service with the Company (or predecessor employers to the extent the Company provides such past service credit) earned prior to the Closing Date for eligibility and vesting purposes, including Time-Off accruals in the calendar year in which the Closing Date occurs (but not for purposes of other benefit accruals), under any benefit or compensation plan, program, agreement or arrangement in which Continuing Employees commence to participate on or after the Closing Date (collectively, the “New Plans”) to the same extent such service was recognized as of immediately prior to the Closing Date by the Company under an analogous Company Employee Benefit Plan, except as would result in duplication of benefits.  In addition, the Parent shall, and shall cause the Surviving Company to, (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans in which Continuing Employees commence participation during the year in which the Closing Date occurs to the extent waived or satisfied by a Continuing Employee under any Company Employee Benefit Plan as of the date on which commencement of participation in such New Plan begins, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the plan year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-

of-pocket provisions under such New Plan year of initial participation.  The Parent shall, or shall cause the Surviving Company to, honor all accrued but unused vacation, paid-time off, personal and sick days (“Time-Off”) of Continuing Employees during the year in which the Closing Date occurs, and in subsequent years the Continuing Employees shall receive the same Time-Off as similarly situated employees of Parent and Bank; provided, however, that the cash value of all Time-Off accrued before the calendar year in which the Closing Date occurs shall be paid to Company employees at the Closing Date.

(c)                                  Nothing contained in this Section 6.08, express or implied, is intended to constitute an amendment to or any other modification of any New Plan or Company Employee Benefit Plan or other benefit or compensation plan, program, agreement or arrangement.  Further, this Section 6.08 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.08, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.08 or be construed as an amendment, waiver or creation of any benefit or compensation plan, program, agreement, contract, policy or arrangement.

(d)                                 The Company shall adopt such Board resolutions and take such other action as Bank may reasonably request to cause the Company 401(k) Plan to be terminated immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the 401(k) Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date.  The Company shall provide Bank with a copy of the resolutions and/or plan amendments evidencing that the Company 401(k) Plan has been terminated in accordance with its terms.  The Surviving Company shall take all other actions necessary to complete the termination of the 401(k) Plan, including filing a Final Form 5500, that arise after the Effective Time.  The Bank agrees, to the extent permitted by applicable law, to permit 401(k) Plan participants who become Continuing Employees to roll over their account balances in the 401(k) Plan to the Berkshire Bank 401(k) Plan.  Notwithstanding anything in this section to the contrary, employees of the Company who continue employment with the Surviving Company immediately following the Effective Time shall be eligible as of the Effective Time to participate in the Berkshire Bank 401(k) Plan; it being agreed that there shall be no gap in participation in a 401(k) Plan.

(e)                                  Prior to the execution of this Agreement, Parent shall provide an Executive Compensation Proposal to each of those individuals named in Schedule 6.08(e) indicating Parent’s offer of employment to such individuals in exchange for the cancellation of their current employment agreements, and an Executive Compensation Proposal shall set forth the method in which his or her rights under the employment agreements will be terminated and superseded.  The Company, prior to the execution of this Agreement, shall use its reasonable best efforts to obtain the written consent from each of the individuals covered by an Executive Compensation Proposal.  The forms of such proposals are set forth in Schedule 6.08(e).

6.09                        Financing.

(a)                                 The Parent, Bank and the Merger Sub acknowledge and agree that the Company and its representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that the Parent, Bank and the Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided by the Company in connection with such financing, and that the Parent, Bank and the Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any such financing and any information utilized in connection therewith, except for such information provided by the Company or its representatives to the Parent, Bank or Merger Sub.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, (i) each of the Parent, Bank and the Merger Sub acknowledges and agrees that the obtaining of any third party financing or any alternative financing is not a condition to the Closing and (ii) the Parent’s, the Bank’s and the Merger Sub’s breach of any of its representations and warranties in Section 4.10, the Parent’s, Bank’s or the Merger Sub’s breach of any of their respective obligations under this Section 6.09, the failure, for any reason, of the Parent, Bank and the Merger Sub to have sufficient cash available on the Closing Date to pay the Cash Consideration and cash in lieu of fractional shares in accordance with Article II on the Closing Date, in each case, shall constitute an intentional breach of this Agreement by the Parent, Bank and the Merger Sub.

ARTICLE VII

CONDITIONS TO CLOSING

7.01                        Conditions to the Parent’s, the Bank’s and the Merger Sub’s Obligations.

The obligations of the Parent, the Bank and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parent, the Bank and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a)                                 The representations and warranties of the Company contained in Article III of this Agreement shall be true and correct as of the Closing Date (except to the extent made with reference to an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any “materiality,” “material” or “Material Adverse Effect” qualifier set forth therein) as of the Closing Date (or express earlier date) would not have a Material Adverse Effect;

(b)                                 The Company shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent the failure to so perform and comply would not have a Material Adverse Effect;

(c)                                  The Merger shall have been approved and this Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the MBCA and the Organizational Documents (the “Stockholder Approval”);

(d)                                 The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws set forth on Schedule 7.01(d) shall have expired or been terminated;

(e)                                  (i) All Massachusetts and Federal banking regulatory approvals required to consummate the transactions contemplated by this Agreement and (ii) all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which in the case of this clause (ii) to obtain would reasonably be expected to have a Material Adverse Effect with respect to the Parent, the Bank or the Company shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired;

(f)                                   Reserved;

(g)                                  No judgment, decree or order shall have been entered that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(h)                                 The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Parent Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner;

(i)                                     The Company shall have delivered to the Parent and the Bank each of the following:

(i)                                     a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Sections 7.01(a) and 7.01(b) have been satisfied;

(ii)                                  certified copies of resolutions of the requisite stockholders of the Company for the Stockholder Approval approving the consummation of the transactions contemplated by this Agreement;

(iii)                               a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that such Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

(iv)                              certified copies of resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(j)                                    The Adjustment Escrow Agreement shall have been executed and delivered by the Representative and the Escrow Agent;

(k)                                 The Parent shall have received the Executive Compensation Proposals executed by the counterparties thereto at or prior to the Closing Date (to take effect upon consummation of the Merger), and such Executive Compensation Proposals shall be in full force and effect; and

(l)                                     Parent shall have received from the Securityholders listed on Schedule 7.01(l) agreements reasonably restricting the sale of their shares of Parent Common Stock in the amounts and for the periods specified therein.

If the Closing occurs, all Closing conditions set forth in this Section 7.01 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Parent and the Merger Sub.

7.02                        Conditions to the Company’s Obligations.

The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:

(a)                                 The representations and warranties of the Parent, Bank and the Merger Sub contained in Article IV shall be true and correct as of the Closing Date (except to the extent made with reference to an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any “materiality,” “material” or “Material Adverse Effect” qualifier set forth therein) as of the Closing Date (or express earlier date) would not have a Material Adverse Effect;

(b)                                 The Parent, Bank and the Merger Sub shall have performed and complied in all material respects with all obligations, covenants and required to be performed by them under this Agreement at or prior to the Closing;

(c)                                  The Stockholder Approval shall have been obtained;

(d)                                 The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Laws set forth on Schedule 7.01(d) shall have expired or been terminated;

(e)                                  All (i) Massachusetts and Federal banking regulatory approvals required to consummate the transactions contemplated by this Agreement and (ii) all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which in the case of clause (ii) to obtain would reasonably be expected to have a Material Adverse Effect with respect to the Parent, the Bank or the Company shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired;

(f)                                   Reserved;

(g)                                  No judgment, decree or order shall have been entered that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(h)                                 The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Parent Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner;

(i)                                     The shares of Parent Common Stock representing the Stock Consideration to be paid in the Merger shall have been authorized for listing, subject to official notice of issuance, on the NYSE;

(j)                                    The Parent and the Bank shall have delivered to the Company each of the following:

(i)                                     a certificate of an authorized officer of the Parent, the Bank and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Sections 7.02(a) and 7.02(b), as they relate to such entity, have been satisfied;

(ii)                                  certified copies of resolutions of the requisite holders of the voting equity interests of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

(iii)                               certified copies of the resolutions duly adopted by the Boards of Directors or Managers, as the case may be, of the Parent, Bank and the Merger Sub authorizing the execution, delivery and performance of this Agreement; and

(k)                                 The Adjustment Escrow Agreement shall have been executed and delivered by the Parent and the Escrow Agent.

If the Closing occurs, all closing conditions set forth in this Section 7.02 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE VIII

INDEMNIFICATION

8.01                        Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.

The representations and warranties of the Company contained in Article III and of the Parent, the Bank and the Merger Sub contained in Article IV shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date; provided that the representations and warranties set forth in, with respect to the Company, Sections 3.01 (Organization and Good Standing), 3.03 (No Conflict) and 3.04 (Capitalization) and, with respect to the Parent, the Bank and the Merger Sub, Sections 4.01 (Organization and Power), 4.02 (Authorization), 4.03 (No Violation) and 4.07 (Purpose) (collectively, the “Fundamental Representations”) shall survive until the third (3rd) anniversary of the Closing Date; provided further that the covenants of the parties to be performed following the Closing shall survive indefinitely or for the period specifically stated therein (the applicable date as set forth in this sentence, “Survival Date”).  No claim for indemnification hereunder for breach of any such representations, warranties, covenants or agreements may be made after the applicable Survival Date ; provided that the Parties acknowledge and agree that any claim (and only such claim, but not the related representations, warranties, covenants or agreements) for indemnification in respect of any breach of any representation, warranty, covenant or agreement contained herein that is made in writing in accordance with the terms of this Article VIII on or prior to the Survival Date (if any) as specified herein shall survive the Survival Date until the final resolution thereof.

8.02                        Indemnification for the Benefit of the Parent Indemnified Parties.

From and after the Closing (but subject to the provisions of this Article VIII), the Parent, Bank and its Affiliates (the “Parent Indemnified Parties”) shall be indemnified and held harmless, on a several and not joint and several basis by the holders of Company Stock as of the date of this Agreement, from any Losses suffered or paid by any Parent Indemnified Party as a result or arising out of (a) any willful breach of any representation or warranty of the Company contained in Article III or (b) any non-fulfillment or breach of any material covenant or agreement of this Agreement by the Company that survives the Closing.

8.03                        Indemnification by the Parent for the Benefit of the Securityholders.

From and after the Closing (but subject to the provisions of this Article VIII) the Securityholders, the Representative and their respective Affiliates (the “Securityholder Indemnified Parties”) shall be indemnified and held harmless by the Parent from any Losses suffered or paid by any Securityholder Indemnified Party as a result or arising out of (a) any willful breach of any representation or warranty of the Parent, Bank or the Merger Sub contained in Article IV or (b) any non-fulfillment or breach of any material covenant or agreement of this Agreement by the Parent, Bank or the Merger Sub that survives the Closing.  Unless otherwise directed by the Representative, any indemnification payment to which any Securityholder Indemnified Party shall become entitled pursuant to this Section 8.03 shall be delivered by the Parent to the Representative (on behalf of the Securityholders, and each Securityholder is to be paid based on its Pro Rata Percentage) by wire transfer of immediately available funds to the Representative’s account within fifteen (15) days after the date upon which any underlying claims are finally resolved.

8.04                        Limitations on Indemnification.

The rights of the Parent Indemnified Parties and the Securityholder Indemnified Parties to indemnification pursuant to the provisions of this Article VIII are subject to the following limitations, notwithstanding anything in this Agreement to the contrary:

(a)                                 No individual claim for indemnification by any Parent Indemnified Party pursuant to Section 8.02(a) shall be asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $50,000 (the “Mini-Basket”) (it being understood that any such individual claims for amounts less than the Mini-Basket shall be ignored in determining whether the Deductible (as defined below) has been exceeded and thereafter).

(b)                                 No claims for indemnification by any Parent Indemnified Party pursuant to Section 8.02(a) shall be asserted, and no Parent Indemnified Party shall be entitled to recover any Losses in respect of any indemnification claim made pursuant to Section 8.02(a), unless and until the aggregate amount of Losses that would otherwise be payable pursuant to Section 8.02(a) exceeds on a cumulative basis an amount equal to one percent (1%) of the Purchase Price (the “Deductible”), and if the amount of Losses suffered or paid by the Parent Indemnified Parties shall exceed the amount of the Deductible, the Parent Indemnified Parties shall only be permitted to recover the amount of Losses that exceed the Deductible, but subject in all cases to the other terms set forth in this Article VIII; provided, however, that the Deductible shall not apply to Losses suffered or paid by any Parent Indemnified Party as a result of the breach of any Fundamental Representations of the Company, it being agreed that, in such circumstances, the applicable Parent Indemnified Party shall, subject to the other limitations set forth in this Article VIII, be entitled to be indemnified and held harmless from the first dollar of such Losses.

(c)                                  The maximum Losses indemnifiable pursuant to Sections 8.02 and 8.03 shall be an amount equal to five percent (5%) of the Purchase Price;

(d)                                 The amount of any Loss subject to indemnification under Section 8.02 or 8.03 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Loss in the Tax year of the Loss and for any Tax year or period ending before, or that includes, the first anniversary of the indemnity payment for such Loss, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment recoverable by the Indemnitee from any third party with respect thereto.  If the Indemnitee receives a Tax Benefit in any such taxable year or period and the amount of the indemnity payment was not previously reduced by the amount of such Tax Benefit (or any portion thereof), the Indemnitee shall promptly pay to the Indemnitor, the amount of such Tax Benefit (or such portion thereof as was not previously taken into account) at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee, but in no event shall the amount of such payment to the Indemnitor exceed the amount of the indemnification payment made to the Indemnitee.  For purposes hereof, “Tax Benefit” shall mean, with respect to any Loss subject to indemnity under Section 8.02 or 8.03, an amount by which the Tax liability of a party (or a group of Persons filing a Tax Return that includes such party), with respect to a taxable period, is reduced or reducible as a result of such Loss or the amount of Tax refund that is generated or able to be generated as a result of such Loss, and any related interest received or receivable from any relevant taxing authority.  The Indemnitee shall seek full recovery or realization of such Tax Benefit or under all insurance policies or any indemnity, contribution or other similar payment recoverable by the Indemnitee from any third party with respect thereto, in each case to the same extent as such Indemnitee would pursue such recovery or realization if the related Losses were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Indemnitee has been indemnified hereunder, then the Indemnitee shall promptly pay to the Indemnitor, the amount of such recovery, but in no event shall the amount of such payment to the Indemnitor exceed the amount of the indemnification payment made to the Indemnitee; and

(e)                                  No Indemnitee shall be entitled to indemnification pursuant to this Article VIII (i) with respect to the Parent Indemnified Parties, (A) to the extent that the Company provided for or recorded a reserve in its books and records with respect to the matter giving rise to the Loss (or any part thereof) in a general category of items or matters similar in nature to the specific items or matters giving rise to such Loss (or part thereof) or (B) with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of Tangible Book Value or Transaction Expenses or if the Parent shall have requested an adjustment to Tangible Book Value or Transaction Expenses in the Closing Statement on account of any matter forming the basis for such Loss or alleged Loss, (ii) to the extent that such Loss (or any part thereof) results from or is magnified by the action or inaction of the Indemnitee or any Affiliate thereof, or (iii) the Indemnitee or any Affiliate thereof could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof).

8.05                        Mitigation.

Each Person entitled to indemnification hereunder shall take, or cause to be taken, all reasonable steps to mitigate all Losses after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.  To the extent any Indemnitee has been found by an arbitrator or a court of competent jurisdiction to have failed to satisfy such Indemnitee’s obligation to mitigate such Losses, such arbitrator or court shall be permitted to reduce the applicable Indemnitor’s indemnification obligation by the portion of such Losses attributable to such failure.

8.06                        Indemnification Procedures; Defense of Third-Party Claims.

(a)                                 Any Parent Indemnified Party or Securityholder Indemnified Party making a claim for indemnification under Section 8.02 or 8.03 (an “Indemnitee”) shall promptly notify the indemnifying party (the “Indemnitor”) in writing of any pending or threatened claim or demand that the Indemnitee has determined would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnitee, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided that (i) if the Indemnitee is a Parent Indemnified Party, such notice shall be delivered to the Representative and, as the context may require, references herein to the Indemnitor shall be construed accordingly, but without limitation of the terms set forth in this Agreement, (ii) the Representative shall have the sole and exclusive right and authority to make indemnification claims on behalf of the Securityholders pursuant to the terms hereof and, as the context may require, references herein to the Indemnitee shall be construed accordingly, and (iii) the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent the Indemnitor is prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement.

(b)                                 Upon receipt of a notice of a Third-Party Claim for indemnification from an Indemnitee pursuant to Section 8.02 or 8.03, the Indemnitor shall be entitled, by notice to the Indemnitee delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim, to assume the defense and control of such Third-Party Claim; provided that (x) the Indemnitor shall allow the Indemnitee a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense and (y) subject to the terms of this Article VIII, the Indemnitor shall pay the reasonable fees and expenses of one (1) counsel (plus one (1) local counsel, if required) of the Indemnitee in the event that the Third-Party Claim of which the Indemnitor seeks to assume control involves a claim that outside legal counsel to the Indemnitee has advised the Indemnitee is inappropriate for joint representation because of an actual conflict of interest between the Indemnitee and the Indemnitor with respect to such Third-Party Claim.  Such assumption of the conduct and control of the settlement or defense shall not be deemed to be an admission or assumption of liability by the Indemnitor, and the Indemnitor shall continue to be entitled to assert any limitation on the Indemnitee’s indemnification rights contained herein.  If the Indemnitor does not assume the defense and control of any Third-Party Claim pursuant to this Section 8.06(b), the Indemnitee shall be entitled to assume and control such defense, but the Indemnitor may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense.  The Parent or the Representative, as the case may be, shall, and shall cause each of its Affiliates and representatives to, reasonably cooperate with the Indemnitor in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim.  If the Indemnitor has assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third-Party Claim, in its sole discretion and without the consent of any Indemnitee; provided that such compromise, settlement or judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnitee.  No Indemnitee shall consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnitor.

8.07                        Sole and Exclusive Remedy.

(a)                                 From and after the Closing, except for (i) the right of a Party to pursue specific performance pursuant to Section 12.19 and (ii) any claim of Fraud or Intentional Breach, the indemnification terms set forth in this Article VIII shall constitute the sole and exclusive remedy of the Parties (and the Parent Indemnified Parties and the Securityholder Indemnified Parties) for (1) any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including in any exhibit, Schedule or certificate delivered hereunder, and (2) any other matter relating to the Company, the operation of its business, or any other transaction or state of facts relating to the Company regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, and the Parties hereby agree that no Party (and no Parent Indemnified Party or Securityholder Indemnified Party) shall have any remedy or recourse with respect to any of the foregoing other than as expressly set forth in this Article VIII (and subject to the limitations and terms set forth in this Article VIII).

(b)                                 The Parties acknowledge and agree, on their behalf and on behalf of the Parent Indemnified Parties and the Securityholder Indemnified Parties, that from and after the Closing no Indemnitee may avoid the limitation on liability set forth in this Article VIII by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, or (y) asserting or threatening any claim against any Person that is not a Party for breaches of the representations, warranties, covenants and agreements contained in this Agreement.  The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies of the Parties with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Securityholders hereunder.

8.08                        Acknowledgment of the Parent, Bank and the Merger Sub.

(a)                                 The Parent, Bank and the Merger Sub acknowledge that they have conducted to their satisfaction an independent investigation and verification of the condition (financial and otherwise), results of operations, assets, liabilities, properties and projected operations of the Company, and in making their determination to proceed with the transactions contemplated by this Agreement, the Parent, Bank and the Merger Sub have relied on the results of their own independent investigation and verification, and the Parent, Bank and the Merger Sub have relied only on the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement (as modified by the Disclosure Schedules hereto, as supplemented or amended).  Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and the Securityholders to the Parent, Bank and the Merger Sub in connection with the transactions contemplated hereby, and the Parent, Bank and the Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities of the Company, or the quality, quantity or condition of the assets of the Company, which are being transferred on an “as is,” “where is” basis) are specifically disclaimed by the Company and the Securityholders.

(b)                                 In connection with the Parent’s, Bank’s and the Merger Sub’s investigation of the Company, the Parent, Bank and the Merger Sub have received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information.  The Parent, Bank and the Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Parent, Bank and the Merger Sub are familiar with such uncertainties and that the Parent, Bank and the Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.  Accordingly, the Parent, Bank and the Merger Sub hereby acknowledge that neither the Company nor the Securityholders are making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Parent, Bank and the Merger Sub have not relied on any such estimates, projections or other forecasts or plans.

(c)                                  The Parent, Bank and the Merger Sub further agree that (i) none of the Company, the Securityholders or any other Person shall have or be subject to any liability to the Parent, Bank or the Merger Sub or any other Person resulting from the distribution or failure to distribute to the Parent, Bank and the Merger Sub, or the Parent’s, Bank’s or the Merger Sub’s use of, any such information, or any information, document or material made available or failed to be made available to the Parent, Bank and the Merger Sub or their Affiliates in certain “data rooms,” management presentations, confidential memoranda, break-out sessions or in any other form, including any oral or written statements (or any omissions in any of the foregoing), in expectation of the transactions contemplated by this Agreement, and (ii) the Parent, Bank and the Merger Sub have not relied on any such information.

8.09                        Acknowledgment of the Company.

The Company acknowledges that it has conducted to its satisfaction an independent investigation and verification of the condition (financial and otherwise), results of operations, assets, liabilities, properties and projected operations of the Parent and Bank, and in making its determination to proceed with the transactions contemplated by this Agreement, the Company has relied on the results of their own independent investigation and verification, and the Company has relied only on those representations and warranties of the Parent, Bank and Merger Sub expressly and specifically set forth in Article IV of this Agreement (as modified by the Disclosure Schedules hereto, as supplemented or amended). Such representations and warranties by the Parent, Bank and Merger Sub constitute the sole and exclusive representations and warranties of such Parties to the Company in connection with the transactions contemplated hereby, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities of the Parent, Bank or Merger Sub) are specifically disclaimed by the Parent, Bank and Merger Sub

8.10                        Tax Treatment of Indemnity Payments

The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

ARTICLE IX

TERMINATION

9.01                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Parent, the Bank and the Company;

(b)                                 by the Company, the Parent, or the Bank if (i) a final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become non-appealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or non-objection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or non-objection, or (iii) any court of competent jurisdiction or other Governmental

Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger (it being agreed that, in each case, the parties shall promptly appeal any adverse determination that is appealable and pursue such appeal with reasonable diligence);

(c)                                  by the Parent or the Bank, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct in all material respects, or if the Company has failed to perform in all material respects any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.01(a) or Section 7.01(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any such covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Company; provided that the Parent, Bank and/or the Merger Sub are not then in breach of this Agreement so as to cause the condition to the Closing set forth in either Section 7.02(a) or Section 7.02(b) to not be satisfied as of the Closing Date;

(d)                                 by the Company, if any of the representations or warranties of the Parent, Bank or the Merger Sub set forth in Article IV shall not be true and correct in all material respects, or if the Parent, Bank or the Merger Sub has failed to perform in all material respects any covenant or agreement on the part of the Parent, the Bank or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.02(a) or Section 7.02(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any such covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to the Parent, Bank or the Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause the condition to the Closing set forth in Section 7.01(a) or Section 7.01(b) to not be satisfied as of the Closing Date; provided, further, that the failure to deliver the payments and consideration contemplated by Section 2.02 at the Closing (or the date on which the Closing would have occurred but for the breach of this Agreement by the Parent, Bank and/or the Merger Sub) as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company;

(e)                                  by the Parent, Bank or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2015 (the “Outside Date”); provided that, the terminating Party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; provided further, that if any Party brings any Action pursuant to Section 12.19 to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended pursuant to Section 12.19(c); and

(f)                                   by the Company, the Parent or the Bank if the Stockholder Approval shall not have been obtained within thirty (30) days following the effective date of the Merger Registration Statement.

9.02                        Effect of Termination.

(a)                                 In the event this Agreement is terminated by the Parent, the Bank or the Company as provided in Sections 9.01(a), 9.01(e) or 9.01(f) above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the last two sentences of Section 5.02, this Section 9.02, Section 10.01, and Article XI and Article XII hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of any of the Parent, the Bank, the Merger Sub, the Company, the Representative or the Securityholders to one another pursuant to this Agreement, except for Intentional Breach prior to the time of such termination.

(b)                                 No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(c)                                  In the event that this Agreement is validly terminated (i) by the Company, the Parent or the Bank pursuant to Section 9.01(b) or (ii) by the Company pursuant to Section 9.01(d), the Parent shall pay or cause to be paid to the Company by wire transfer of immediately available funds a termination fee of $2.0 million (the “Reverse Termination Fee”) plus any outstanding amounts owed pursuant to the penultimate sentence of Section 5.02 (together with the Reverse Termination Fee, the “Reverse Termination Payments”), which amounts shall be paid within two (2) Business Days of the date of such termination by wire transfer of same day funds to an account designated by the Company.  The Parent shall not be obligated to pay the full amount of the Reverse Termination Payments on more than one occasion (except for any of the Parent’s expense reimbursement and indemnification obligations contained in Section 5.02 to the extent not payable at the time of payment of the Reverse Termination Payments pursuant to this Section 9.02(c)).

(d)                                 In the event that this Agreement is validly terminated by the Parent or Bank pursuant to Section 9.01(c), the Company shall pay or cause to be paid to the Parent by wire transfer of immediately available funds a termination fee of $2.0 million (the “Termination Fee”), which amount shall be paid within two (2) Business Days of the date of such termination by wire transfer of same day funds to an account designated by the Parent or the Bank.  The Company shall not be obligated to pay the full amount of the Termination Fee on more than one occasion (except for any of the Company’s expense reimbursement and indemnification obligations contained in Section 5.02 to the extent not payable at the time of payment of the Termination Fee pursuant to this Section 9.02(d)).

(e)                                  Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s rights set forth in Section 12.19(b) and this Section 9.02, the Company’s right to receive the Reverse Termination Payments when payable pursuant to Section 9.02(c) shall constitute the sole and exclusive remedy of the Company against the Parent, the Bank, the Merger Sub or any Non-Recourse Party for all losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Parent, the Bank, the Merger Sub or any of the Non-Recourse Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this

Agreement (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) the Parent shall also be obligated with respect to Section 9.02(a) and Section 9.02(h) and for any of its indemnification obligations contained in Section 5.02 to the extent not payable at the time of payment of the Reverse Termination Payments pursuant to Section 9.02(c)).  For the avoidance of doubt and subject to Section 9.02(h), while the Company may pursue both (i) a grant of specific performance in accordance with Section 12.19(b) and (ii) the payment of the Reverse Termination Payments under Section 9.02(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 12.19(b) and the Reverse Termination Payment.

(f)                                   Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Parent’s and Bank’s rights set forth in Section 12.19(b) and this Section 9.02, the Parent’s and Bank’s respective right to receive the Termination Fee when payable pursuant to Section 9.02(d) shall constitute the sole and exclusive remedy of the Parent and Bank against the Company or any Non-Recourse Party for all losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Company or any of the Non-Recourse Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) the Company shall also be obligated with respect to Section 9.02(a) and Section 9.02(h)).  For the avoidance of doubt and subject to Section 9.02(h), while the Parent and Bank may pursue both (i) a grant of specific performance in accordance with Section 12.19(b) and (ii) the payment of the Termination Fee under Section 9.02(d), under no circumstances shall the Parent or Bank be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 12.19(b) and the Termination Fee.

(g)                                  Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, (ii) the Reverse Termination Payments and the Termination Fee are not penalties but, except as set forth in Section 9.02(h), are liquidated damages, in a reasonable amount that will compensate the Company or the Parent and the Bank, as applicable, in the circumstances in which the Reverse Termination Payments or the Termination Fee, as applicable, are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement.  Accordingly, if the Company, the Parent or the Bank fails to timely pay any amount due pursuant to this Section 9.02 and, in order to obtain such payment, the Party to which such payment is owed commences a suit that results in a judgment against the Company or the Parent or the Bank, as applicable, for the payment of any amount set forth in this Section 9.02, the losing Party shall pay the prevailing Party’s costs and expenses in connection with such suit, together with interest on the Reverse Termination Payments or the Termination Fee, as applicable, at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(h)                                 Notwithstanding anything to the contrary set forth herein, payment of the Reverse Termination Payment or Termination Fee, as applicable, shall not constitute liquidated damages with respect to any claim for damages or any other claim that the Company would be entitled to assert against the Parent, the Bank, the Merger Sub or any other Non-Recourse Parties, or the Parent or the Bank would be entitled to assert against the Company or any other Non-Recourse Parties or any of their respective assets with respect to any such termination of this Agreement based upon Fraud or Intentional Breach, it being understood that a failure by the Parent, Bank, the Merger Sub or the Company, as the case may be, to effect the Closing when so required shall constitute Intentional Breach.  Accordingly, the Company, on behalf of itself and its Securityholders, or the Parent, Bank or the Merger Sub may petition court to award damages in connection with such Fraud or Intentional Breach, and the Company, the Parent, the Bank and the Merger Sub each agree that such damages shall not be limited to reimbursement of expenses or out-of-pocket expense or costs, and the Company, the Parent, the Bank and the Merger Sub each agree that such damages shall include the benefit of the lost bargain.  The Company, the Parent, the Bank and the Merger Sub may, additionally, on behalf of their respective shareholders, enforce such award and accept damages for such Fraud or Intentional Breach.

ARTICLE X

ADDITIONAL COVENANTS

10.01                 Representative.

(a)                                 Appointment.  In addition to the other rights and authority granted to the Representative elsewhere in this Agreement, upon and by virtue of the Stockholder Approval, all of the Securityholders collectively and irrevocably constitute and appoint the Representative, as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents that the Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Securityholders and others, as contemplated by this Agreement; (iii) payment of amounts due to the Parent; (iv) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to the Parent or the Bank pursuant to this Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement or any agreements contemplated hereby, any claim made by the Parent, the Bank or the Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Securityholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Securityholder, any stock power, settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b)                                 Authorization.  Notwithstanding Section 10.01(a), in the event that the Representative is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement, the Representative shall be entitled to seek such further authorization from the Securityholders prior to acting on their behalf.  In such event, each Securityholder shall vote in accordance with such Securityholder’s Pro Rata Percentage, and the authorization of a majority of such Persons shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders.  The appointment of the Representative is coupled with an interest and shall be irrevocable by any Securityholder in any manner or for any reason.  This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law.  David S. Cohen hereby accepts its appointment as the initial Representative.

(c)                                  Actions by the Representative; Resignation; Vacancies.  The Representative may resign from its position as Representative at any time by written notice delivered to the Parent and the Securityholders.  If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by the majority vote in accordance with the method set forth in Section 10.01(b) above.

(d)                                 No Liability.  All acts of the Representative, or acts which the Representative causes others to make on his behalf, hereunder in its capacity as such shall be deemed to be acts on behalf of the Securityholders and not of the Representative individually.  The Representative shall not have any liability for any amount owed to the Parent or the Bank pursuant to this Agreement.  The Representative shall not be liable to the Company, the Parent, the Bank, the Merger Sub, the Surviving Company, any other Parent Indemnified Party or any other Person in his capacity as the Representative, for any liability of a Securityholder or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement.  The Representative shall not be liable to the Securityholders, in its capacity as the Representative, for any liability of a Securityholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything that it may do or refrain from doing in connection with this Agreement, except in the case of the Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction.  The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no liability in its capacity as the Representative to the Parent, the Bank, the Merger Sub, the Company, the Surviving Company, the Securityholders, any Parent Indemnified Party or any Securityholder Indemnified Party and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.  The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of the Securityholders.

(e)                                  Indemnification; Expenses.  The Representative may use the Representative Amount to pay any fees, costs, expenses or other obligations incurred by the Representative acting in its capacity as such.  Without limiting the foregoing, each Securityholder shall, only to the extent of such Securityholder’s Pro Rata Percentage thereof, indemnify and defend the Representative and hold the Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without gross negligence or willful misconduct by the Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Representative’s duties under this Agreement.  Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Securityholders based on their respective Pro Rata Percentages.  Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Representative pursuant to this Agreement.  Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of the Representative’s duties hereunder, the Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Securityholders from the Adjustment Escrow Account to the Representative no earlier than the date such payments are actually made.  The Representative may also from time to time submit invoices to the Securityholders covering such expenses and Liabilities, which shall be paid by the Securityholders based on their respective Pro Rata Percentages.  Upon the request of any Securityholder, the Representative shall provide such Securityholder with an accounting of all expenses and Liabilities paid by the Representative in its capacity as such.

10.02                 Disclosure Schedules.

All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.  The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent, notwithstanding the omission of an appropriate cross-reference.  Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did or did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Company’s, the Parent’s, the Bank’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company, the Parent, the Bank or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules.  No reference in the Disclosure Schedules to any Contract shall be construed as an admission or indication that such Contract is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

10.03                 Certain Tax Matters.

(a)                                 Tax Periods Ending on or Before the Closing Date.  The Representative shall prepare or cause to be prepared and file or cause to be filed all S Corporation Tax Returns for the Company for all Pre-Closing Tax Periods or for which the date of measurement for such Tax occurs on or prior to the Closing Date which are filed after the Closing Date.

(b)                                 Straddle Periods.  The Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Straddle Periods (“Straddle Tax Returns”).  The Parent shall permit the Representative to review and comment on each such Tax Return prior to filing.  The Parent shall make any reasonable changes suggested by the Representative with respect to the portion of the Straddle Tax Return that ends on the Closing Date.  The Parent shall furnish the Representative with a copy of such Straddle Tax Returns at least forty-five (45) days before such Straddle Tax Returns are filed.  The Representative shall deliver payment to the Company in respect of Taxes attributable to the Pre-Closing Tax Period shown on such Straddle Tax Return no later than five (5) days prior to the date of filing such Tax Return (except to the extent such Tax liability is reflected in the calculation of Tangible Book Value).

(c)                                  Allocation of Tax Liability for Straddle Periods.  For purposes of allocating responsibility for Taxes between the Parent and the Securityholders, Taxes attributable to a Pre-Closing Tax Period shall be determined as follows:  (i) in the case of any Tax that is either based upon or measured by income or gross receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), including any sales or use Tax and any withholding Tax, the amount of Taxes attributable to the Pre-Closing Tax Period shall be equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date, and (ii) in the case of any Taxes not described in clause (i) above that are imposed on a periodic basis and measured by the level of any item (e.g., property Taxes that are based upon valuation of the item), the amount of such Taxes attributable to the Pre-Closing Tax Period shall be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the day prior to the Closing Date and the denominator of which is the number of days in the entire Tax period.  All Taxes that are not attributable to a Pre-Closing Tax Period shall be attributable to a post-Closing Tax period.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(d)                                 Amendment of Tax Returns; Other Tax Actions.  Without the prior written consent of the Representative (which shall not be unreasonably withheld, conditioned or delayed), the Parent shall not, and shall not allow the Surviving Company or its Subsidiaries to, (i) file, refile, amend or otherwise modify (in whole or in part) any Straddle Tax Return filed pursuant to Section 10.03(a) after the date such Tax Returns are filed, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Straddle Period, (iii) take any action that could reasonably be expected to increase the indemnity Liability in favor of the Parent Indemnified Parties pursuant to Section 8.02(a) arising out of a breach of any representation or warranty in Section 3.23 or (iv) except as otherwise contemplated by this Agreement, with respect to the Surviving Company or its Subsidiaries, take any action on the Closing Date but after the Closing that is outside the ordinary course of business.

(e)                                  Transaction Tax Deductions.  All Transaction Tax Deductions paid or accrued on or before the Closing Date shall be treated as being incurred in a Pre-Closing Tax Period and the Parent or the Surviving Company shall include the Transaction Tax Deductions to the extent permitted by applicable Law on the Tax Returns it is required to file pursuant to Section 10.03(a) hereof.  The parties shall apply the safe harbor election set forth in Internal Revenue Service Procedure 2011-29 to determine the amount of any success-based fees that are deductible in a Pre-Closing Tax Period.  The Parent, the Surviving Company and its Subsidiaries shall elect to carryback any item of loss, deduction or credit from the Tax period ending on the Closing Date, including any Transaction Tax Deductions, to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign tax purposes) and filing amended Tax Returns to the extent necessary), and to obtain any potential Tax refunds or claims related thereto.

(f)                                   Tax Refunds.  Without duplication for any payments made to the Securityholders pursuant to Section 10.03(e), any Tax refunds that are received by the Parent, the Surviving Company or their respective Subsidiaries, and any amounts credited against Tax to which the Parent or the Surviving Company or their respective Subsidiaries becomes entitled, that relate to a Pre-Closing Tax Period shall be for the account of the Securityholders, and the Parent, at the request of the Representative to the Surviving Company, shall pay over, or cause to be paid over, to the Representative for disbursement to the Securityholders any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto.  For purposes of this Section 10.03(f), a Tax refund or credit relates to a Pre-Closing Tax Period (i) if it relates to Taxes for a Pre-Closing Tax Period or (ii) to the extent such refund of Taxes would have been received by the Parent or the Surviving Company or their respective Subsidiaries had any taxable period that includes but does not end on the Closing Date ended as of the close of business on the Closing Date.

(g)                                  Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest and filing fees) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be borne evenly by the Parent, on the one hand, and the Company, on the other; provided, however, that Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(h)                                 Cooperation on Tax Matters.  The Parent, the Surviving Company and their Subsidiaries and the Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 10.03 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parent and the Representative agree, and the Parent agrees it will cause the Surviving Company and its Subsidiaries, (i) to retain all financial books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Parent or the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such financial books and records and, if the other Party so requests, the Surviving Company or its Subsidiaries or the Representative, as the case may be, shall allow the other Party to take possession of such financial books and records.

(i)                                     Tax Treatment of Payments.  Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any other similar provision of state, local or foreign Law), the Parent, the Merger Sub, the Securityholders and the Company, and their respective Affiliates, shall treat any and all payments under this Section 10.03 and Article VIII as an adjustment to the purchase price for Tax purposes.

(j)                                    Tax Contests.  The Representative shall have the right to control in consultation with the Bank the contest of any U.S. federal, state, local or foreign Tax audits, assessments or administrative or judicial proceedings affecting the Taxes of the Surviving Company or its Subsidiaries that could result in a claim under Section 8.02 (a “Representative Tax Proceeding”) or in the elimination or reduction of any Tax Reduction or Tax Refund attributable to a Pre-Closing Tax Period; provided that (i) the Parent may participate in the conduct of such Representative Tax Proceeding at its own expense and (ii) the settlement or other resolution of such Representative Tax Proceeding shall be subject to the written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Parent shall notify the Representative in writing promptly upon receipt of any notice pertaining to any Representative Tax Proceeding; provided that the failure to give notice shall not release, waive or otherwise affect any rights to indemnification hereunder except to the extent the Representative can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE XI

DEFINITIONS

11.01                 Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Interim Balance Sheet; provided that if such accounting principles, practices, procedures, policies and methods and GAAP are inconsistent, the accounting principles, practices, procedures, policies and methods used in the preparation of the Interim Balance Sheet shall control; provided, further, that Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) shall follow the defined terms contained in this Agreement and (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

“Acquisition Transaction” has the meaning set forth in Section 5.04.

“Adjustment Escrow Account” has the meaning set forth in Section 1.10.

“Adjustment Escrow Agreement” has the meaning set forth in Section 1.10.

“Adjustment Escrow Excess Amount” has the meaning set forth in Section 1.09.

“Adjustment Escrow Amount” has the meaning set forth in Section 1.10.

“Adjustment Share Reserve” has the meaning set forth in Section 1.10.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Articles of Merger” has the meaning set forth in Section 1.01(b).

“Articles of Organization” means the Articles of Organization of the Company.

“Assets” has the meaning set forth in Section 3.08.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Bank” has the meaning set forth in the Preamble.

“Bank Regulator” shall mean the Massachusetts Division of Banks, Federal Deposit Insurance Corporation, or Board of Governors of the Federal Reserve System, which regulates or has the statutory authority to regulate the Parent, the Bank, or their respective subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or State regulator, as it relates to anti-competitive matters.

“Business Day” means a day that is neither a Saturday nor Sunday, nor any other day on which banking institutions in Boston, Massachusetts are authorized or obligated by Law to close.

“Cash” means as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby), all cash, cash equivalents and marketable securities held by the Company at such time and determined in accordance with Accounting Principles, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device.  For avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks and drafts written or issued by the Company as of the Reference Time and (ii) include checks and drafts received by the Company or deposited for the account of the Company.

“Cash Consideration” has the meaning set forth in Section 1.02(a).

“Certificate(s)” means, certificate(s) representing Company Stock.

“Closing” has the meaning set forth in Section 2.01.

“Closing Balance Sheet” has the meaning set forth in Section 1.08.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Merger Consideration” means the Cash Consideration and Stock Consideration based upon the Purchase Price, as calculated based upon the Estimated Closing Statement.

“Closing Statement” has the meaning set forth in Section 1.08.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute U.S. federal Tax codes or legislation.

“Company” has the meaning set forth in the Preamble.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other stock purchase, stock option, restricted stock,

severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement of any kind sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former officer, employee or director of the Company.

“Company Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Stockholders Meeting” means the meeting of the stockholders of the Company to be called for the purpose of obtaining the Stockholder Approval under the MBCA.

“Confidentiality Agreement” has the meaning set forth in Section 5.02.

“Contract” means any legally binding written agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than any Company Employee Benefit Plan.

“Consolidated Group” means an “affiliated group” as that term is defined pursuant to Section 1504(a)(1) and (a)(2) of the Code (or any similar provision of state, local or non-U.S. Tax Law) of corporations or entities that file Tax Returns on a consolidated, unified, combined or group basis.

“Continuing Employees” has the meaning set forth in Section 6.08(a).

“Convertible Notes” means those Convertible Subordinated Notes issued by the Company, which are convertible into Company Stock pursuant to the terms thereof.

“Customer Loan” has the meaning set forth in Section 3.21.

“D&O Indemnified Party” has the meaning set forth in Section 6.03(a).

“D&O Tail” has the meaning set forth in Section 6.03(b).

“Deductible” has the meaning set forth in Section 8.04(b).

“Dispute Resolution Arbiter” has the meaning set forth in Section 1.08.

“Dissenting Share” has the meaning set forth in Section 1.11.

“Dissenting Stockholder” has the meaning set forth in Section 1.11.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Effective Time” has the meaning set forth in Section 1.01(b).

“Environmental Law” means any applicable Law, and any governmental order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or

(b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law’ includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Escrow Agent” means Delaware Trust Company or another escrow agent reasonably acceptable to the Parent and the Representative.

“Estimated Closing Statement” has the meaning set forth in Section 1.07.

“Estimated Tangible Book Value” has the meaning set forth in Section 1.07.

“Estimated Transaction Expenses” has the meaning set forth in Section 1.07.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning set forth in Section 1.02(b).

“Executive Compensation Proposals” means those certain executive compensation proposals between the Surviving Company and each of David S. Cohen, Scott Cooper and the others named in Schedule 6.08(e) as of the Closing Date and to take effect upon consummation of the Merger.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means intentional fraud in the making of a representation or warranty contained in this Agreement or in any certificate executed and delivered pursuant to the express terms of this Agreement.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time and consistently applied with the historical accounting principles, policies, practices and methods of the Company.

“Governmental Entity” means any federal, national, state, foreign, international, multinational, provincial, local or other government or any governmental, regulatory, judicial, administrative or self-regulatory authority, stock exchange, agency, bureau, board, commission, court, official, or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means (i) the unpaid principal amount of and accrued interest on all indebtedness for borrowed money of the Company (including all Convertible Notes which are not converting to Company Stock at the Effective Time), (ii) all obligations of the Company under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Company and (iii) all guarantees provided by the Company in respect of the indebtedness or obligations referred to in clauses (i) and (ii).  Notwithstanding the foregoing, “Indebtedness” shall not include (a) any letters of credit to the extent not drawn upon, (b) any bank guarantees, (c) non-cancellable purchase commitments, (d) surety bonds and performance bonds, or (e) trade payables or other current liabilities in the ordinary course of business.  For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby).

“Indemnitee” has the meaning set forth in Section 8.06(a).

“Indemnitor” has the meaning set forth in Section 8.06(a).

“Intellectual Property” means all of the following anywhere in the world:  (i)  patents and patent applications, including continuations, divisional, continuations-in-part, renewals and reissues (“Patents”); (ii) trademarks, service marks, trade dress, logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (“Trademarks”); (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software; (iv) Internet domain names and (v) inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how and trade secrets.

“Intentional Breach” means, with respect to any covenant or agreement of a party to this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such covenant or agreement that the breaching party intentionally takes (or fails to take) with the actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such or covenant or agreement.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Knowledge of the Company,” “Company’s Knowledge” (or similar “knowledge” qualifier) means the actual knowledge of David S. Cohen and Scott A. Cooper as of the applicable date, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Lease” has the meaning set forth in Section 3.07.

“Leased Real Property” has the meaning set forth in Section 3.07.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.

“Letter of Transmittal” has the meaning set forth in Section 1.03.

“Licenses” has the meaning set forth in Section 3.19.

“Liens” means liens, security interests, charges or encumbrances.

“Locke Lord” has the meaning set forth in Section 12.20.

“Losses” means all actual damages, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses; provided, however, that Losses do not include, and the Securityholder Indemnified Parties or the Parent Indemnified Parties shall not be entitled to seek or recover under any theory of liability, any consequential, special, incidental, indirect, exemplary or punitive damages whatsoever (including lost profits, diminution in value, loss of goodwill or reputation or losses calculated by “multiple of profits”, “multiple of cash flows” or any other similar “multiplier” calculation methodologies).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to (i) the business, assets, properties or condition (financial or otherwise) of the Company, taken as a whole, or the Parent and the Bank, taken as a whole or (ii) materially impairs the ability of either the Company, on the one hand, or the Parent and the Bank on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the ability to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or will be, a Material Adverse Effect:  any adverse change, effect, event, occurrence, state of facts or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Company, the Parent, or the Bank operates; (ii) general economic conditions, including changes in the credit, debt, financial, or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iv) any stoppage or shutdown of any U.S. government activity (including any default by the U.S. government or delays in payments by government agencies or delays or failures to act by any Governmental Entity); (v) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of the Parent and the Bank) or compliance with the terms of, or taking any action permitted by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of the Company with any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) actions required to be taken under applicable Laws or Contracts; (viii) the failure of the Company to meet or achieve the results set forth in any internal budget, plan, projection or forecast; (ix) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world.

“Material Contracts” has the meaning set forth in Section 3.17.

“MBCA” has the meaning set forth in Section 1.01(a).

“Merger” has the meaning set forth in Section 1.01(a).

“Merger Consideration” has the meaning set forth in Section 1.02(a) and as finally determined based upon the adjustment described in Section 1.08.

“Merger Registration Statement” means the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purposes of registering shares of parent Common Stock to be offered to the Securityholders in connection with the Merger.

“Merger Sub” has the meaning set forth in the Preamble.

“Mini-Basket” has the meaning set forth in Section 8.04(a).

“MLLCA” has the meaning set forth in Section 1.01(a).

“New Plans” has the meaning set forth in Section 6.08(b).

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided that, for the avoidance of doubt, no Party to this Agreement will be considered a Non-Recourse Party.

“Noteholder” has the meaning set forth in Section 1.12.

“NYSE” means the New York Stock Exchange.

“Objections Statement” has the meaning set forth in Section 1.08.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Organizational Documents” means, as the context may require, the Articles of Organization and Bylaws of the Company, as in effect immediately prior to the Effective Time, or the certificate of organization and operating agreement of the Merger Sub.

“Outside Date” has the meaning set forth in Section 9.01(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Financial Statements” has the meaning set forth in Section 4.15(a).

“Parent Indemnified Parties” has the meaning set forth in Section 8.02.

“Parent Preferred Stock” and “Parent Stock” each has the meaning set forth in Section 4.12.

“Parent SEC Reports” has the meaning set forth in Section 4.13.

“Party” or “Parties” have the meanings set forth in the Preamble.

“Permitted Encumbrances” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent and that are not, individually or in the aggregate, significant, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (iii) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company; (v) public roads and highways; (vi) matters that would be disclosed by an inspection, a current title commitment, or accurate survey of each parcel of real property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens arising in connection with sales of foreign receivables; (ix) liens on goods in transit incurred pursuant to documentary letters of credit; (x) purchase money liens and liens securing rental payments under capital lease arrangements; (xi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (xii) Liens the existence of which would not have a Material Adverse Effect; (xiii) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property; (xiv) rights of parties in possession without options to purchase or rights of first refusal; and (xv) such non-monetary Liens, if any, that do not have, individually or in the aggregate, a Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Plan Termination Date” has the meaning set forth in Section 6.08(d).

“Pre-Closing Tax Period” means any taxable period (or, with respect to a Straddle Period, any portion thereof) ending on or before the Closing Date.

“Policies” has the meaning set forth in Section 3.15.

“Pro Rata Percentage” means, with respect to any Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Company Stock held by such Securityholder immediately prior to the Effective Time by (b) the total number of shares of Company Stock outstanding immediately prior to the Effective Time.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.05(a).

“Purchase Price” means 130% of the Tangible Book Value as provided in the Closing Statement, as finally determined in accordance with Section 1.09.

“Reference Statement” has the meaning set forth in Section 1.14.

“Reference Time” means 12:01 a.m., Boston time, on the Closing Date.

“Registered IP” means, anywhere in the world, all Patents, Trademark registrations and applications, copyright registrations, and Internet domain names.

“Related Party” means with respect to any specified Person, (i) any Affiliate of such Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner or member of such Person; or (iii) any Person who holds more than five percent (5%) of the outstanding equity or ownership interests of such Person.

“Related Party Transaction” has the meaning set forth in Section 3.20.

“Representative” has the meaning set forth in the Preamble.

“Representative Amount” means $500,000.

“Representative Tax Proceeding” has the meaning set forth in Section 10.03(i).

“Reverse Termination Fee” has the meaning set forth in Section 9.02(c).

“Reverse Termination Payments” has the meaning set forth in Section 9.02(c).

“Rights” means any puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.04(b).

“Securityholder” means a holder of Company Stock.

“Securityholder Indemnified Parties” has the meaning set forth in Section 8.03.

“Shortfall Amount” has the meaning set forth in Section 1.09(b).

“Stockholder Approval” has the meaning set forth in Section 7.01(c).

“Stock Consideration” has the meaning set forth in Section 1.02(a).

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Tax Returns” has the meaning set forth in Section 10.03(b).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Surviving Company” has the meaning set forth in Section 1.01(a).

“Tangible Book Value” shall mean the Company’s total assets minus (i) liabilities and (ii) goodwill, each as determined in accordance with GAAP after giving effect to the conversion of the Convertible Notes at the Effective Time, and described in the Closing Statement and as finally determined in accordance with Section 1.08.  Solely for purposes of this definition, up to the first $1,500,000 Transaction Expenses either accrued or paid by the Company at or prior to Closing shall be added back into the calculation of the Company’s Tangible Book Value, whereupon the Company’s Transaction Expenses shall be capped for purposes of calculating Tangible Book Value, and no other Transaction Expenses incurred by the Company shall be included in such calculation.

“Tax” or “Taxes” means any U.S. federal, state, local or foreign taxes, fees, assessments, or other charges of a similar nature (whether imposed directly or through withholding), together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Benefit” has the meaning set forth in Section 8.04(d).

“Tax Returns” means any return, report, information return or statement, declaration, claim for refund or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 9.02(d).

“Third-Party Claim” has the meaning set forth in Section 8.06(a).

“Time-Off” has the meaning set forth in Section 6.08(b).

“Transaction Expenses” means (i) all fees and expenses of the Company incurred prior to the Effective Time and paid or payable on account of professionals (including,  without limitation, investment bankers, attorneys, accountants and other consultants and advisors, including, without limitation, Houlihan Lokey and Locke Lord) retained by the Company in connection with the negotiation, execution and delivery of this Agreement and any other Contracts relating hereto and the consummation of the transactions contemplated hereby and thereby, and (ii) any change in control bonus or transaction bonus to be made to any current employee, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a party prior to the Effective Time that becomes payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; provided that any of the foregoing payments that are severance payments or that are triggered by a termination of employment that occurs following the Closing shall not be a Transaction Expense.

“Transaction Tax Deductions” means any deductions permitted under applicable Tax Law relating to, or arising from (i) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by the Company on or around the Closing Date or included in the computation of the Tangible Book Value of the Company; (ii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes and any breakage fees or accelerated deferred financing fees)

incurred by the Company with respect to the payment of Indebtedness of the Company that was outstanding on or before the Closing Date; (iii) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (i) of this definition paid by the Company on or prior to the Closing Date or included in the computation of the Tangible Book Value of the Company; (iv) the payment of the Transaction Expenses of the Company set forth in clause (ii) of the definition of Transaction Expenses; and (v) the Transaction Expenses of the Company set forth in clause (i) of the definition of Transaction Expenses, whether paid or incurred prior to the Effective Time.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Voting Agreement” has the meaning set forth in Section 1.02(f).

11.02      Other Definitional Provisions.

(a)           Accounting Terms.  Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b)           Successor Laws.  Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XII

MISCELLANEOUS

12.01      Press Releases and Communications.

No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication to the employees, customers, vendors or suppliers of either Company, shall be issued or made by any Party without the joint approval of the Parent, the Bank and the Representative, unless required by Law (in the reasonable opinion of counsel), in which case the Parent, the Bank and the Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication; provided, however, that a Party may issue a press release or public announcement related to this Agreement or the transactions contemplated herein that does not disclose the material terms thereof (other than the transaction value) after the Closing without the consent of the other Party.

12.02      Expenses.

Except as otherwise expressly provided herein, each of the Company, the Securityholders, the Parent, the Bank, the Merger Sub and the Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

12.03                 Notices.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then on the next Business Day) via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) on the day following the day (except if not a Business Day then on the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) on the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

Notices to the Parent, Bank Surviving Company and/or the Merger Sub:

Berkshire Bank
24 North Street
Pittsfield, Massachusetts 01201
Attention:                                         Michael P. Daly, President and Chief Executive Officer
Facsimile:                                         (413) 443-3587

with a copy to (which shall not constitute notice):

Berkshire Bank
24 North Street
Pittsfield, Massachusetts 01201
Attention:                                         Wm. Gordon Prescott, First Vice President and General Counsel
Facsimile:                                         413-499-8467

Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Ste. 780
Washington, D.C. 20015
Attention:                                         Marc P. Levy
Facsimile:                                         202-362-2902

Notices to the Representative:

David S. Cohen
2 Savel Lane
Sharon, Massachusetts 02067

with a copy to (which shall not constitute notice):

Locke Lord LLP
2800 Financial Plaza
Providence, Rhode Island 02903
Attention:                                         Christopher D. Graham, Esq.
Facsimile:                                         401-276-6611

Notices to the Company:

Firestone Financial Corp.

117 Kendrick Street, Suite 200
Needham, Massachusetts 02494
Attention:                                         David S. Cohen, President and Chief Executive Officer
Facsimile:                                         617-332-8032

with a copy to (before the Closing) (which shall not constitute notice):

Locke Lord LLP
2800 Financial Plaza

Providence, Rhode Island 02903

Attention:                                         Christopher D. Graham, Esq.
Facsimile:                                         401-276-6611

12.04                 Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by merger, operation of law or otherwise by the Parent, the Bank, the Merger Sub, the Company or the Representative (other than pursuant to Section 10.01) without the prior written consent of the non-assigning Parties.

12.05                 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.06                 References.

The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  All references to days (excluding Business Days) or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.07                 Construction.

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08                 Amendment and Waiver.

Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by the Parent, the Company (or the Surviving Company following the Closing) and the Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that after the receipt of the Stockholder Approvals, no amendment to this Agreement shall be made that by Law requires further approval by the respective stockholders of the Company without such further approval by such stockholders.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09                 Complete Agreement.

This Agreement and the documents referred to herein (including the Confidentiality Agreement and the Disclosure Schedules) and other documents executed in connection herewith or at the Closing contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related to such subject matter in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

12.10                 Third-Party Beneficiaries.

Certain provisions of this Agreement are intended for the benefit of the Securityholders and shall be enforceable by the Representative on behalf of the Securityholders; provided that, except as set forth below, no Securityholder shall have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions shall be taken solely by the Representative on behalf of the Securityholders as provided in Section 10.01 hereof.  In addition, (a) the Representative shall have the right, but not the obligation, to enforce any rights of the Company or the Securityholders under this Agreement, (b) the former directors and officers of the Company shall have the right to enforce their respective rights under Section 6.03, and (c) Locke Lord shall have the right to enforce its rights under Section 12.20.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.11                 Waiver of Trial by Jury.

THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12                 Parent Deliveries.

The Parent and Bank agree and acknowledge that all documents or other items delivered or made available to the Parent’s and Bank’s respective representatives shall be deemed to be delivered or made available, as the case may be, to the Parent for all purposes hereunder.

12.13                 Delivery by Facsimile or Email.

This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respect as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties.  No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.  This Agreement is not binding unless and until signature pages are executed and delivered by each of the Company, the Parent, the Merger Sub and the Representative.

12.14                 Counterparts.

This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

12.15                 Governing Law.

All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Massachusetts.

12.16                 Jurisdiction.

Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined exclusively in the state courts of the Commonwealth of Massachusetts and federal district courts of the District of Massachusetts sitting in Boston, Massachusetts, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action that is brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.17                 Remedies Cumulative.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

12.18                 No Recourse.

Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that this Agreement may only be enforced against, and any Action for breach of this Agreement may only be made against, the Parties to this Agreement (to the extent provided therein), and no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein.

12.19                 Specific Performance.

(a)                                 Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law.  Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Sections 12.19(b) and (c) below (if applicable), such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).  Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b)                                 Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 9.02(e) or Section 9.02(f), the Parties hereby acknowledge and agree that each of the Parties shall be entitled to specific performance to cause the breaching Party to effect the Closing in accordance with Section 2.01, in each case, if and only if (i) all conditions in Section 7.01 and 7.02 have been satisfied or waived (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied or waived upon the Closing) at the time when the Closing would have occurred pursuant to the terms hereof and remain satisfied or waived, and (ii) the non-breaching Party has confirmed in a written notice delivered to the breaching Party that (A) all conditions set forth in Sections 7.01 and 7.02 have been satisfied (other than those to be satisfied at the Closing itself, each of which is capable of being satisfied upon the Closing) or that it is willing to waive any unsatisfied conditions in Sections 7.01 or 7.02 at the Closing, and (B) if specific performance is granted then the Closing will occur.  For the avoidance of doubt, in no event shall the exercise of the non-breaching Party’s right to seek specific performance or other equitable relief pursuant to this Section 12.19 reduce, restrict or otherwise limit the non-breaching Party’s right to terminate this Agreement pursuant to Sections 9.02(c) or 9.02(d) and be paid the Reverse Termination Payment or the Termination Payment; provided that under no circumstances shall the non-breaching Party be permitted or entitled to receive both a grant of specific performance that results in the Merger occurring pursuant to this Section 12.19(b) and the payment of all or any portion of the Reverse Termination Payment or the Termination Payment.

(c)                                  To the extent any Party brings any Action, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

12.20                 Retention of Counsel.

Recognizing that Locke Lord LLP (“Locke Lord”) has acted as legal counsel to certain of the Securityholders and the Company prior to the Closing, and that Locke Lord intends to act as legal counsel to certain of the Securityholders or the Representative after the Closing, each of the Parent, the Bank and the Surviving Company hereby waive, on their own behalf and agrees to cause their respective Affiliates, successors and assigns, to waive, any conflicts that may arise in connection with Locke Lord representing any Securityholder and/or the Representative after the Closing as such representation may relate to the Parent, the Bank, the Surviving Company or their respective Affiliates or the transactions contemplated herein.  In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Securityholders and the Representative shall have the right, at their election to retain Locke Lord to represent them in such matter, even if such representation shall be adverse to the Parent, the Bank and/or the Surviving Company.  Each of the Parent, the Bank and the Surviving Company, for themselves and their respective Affiliates, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of:  (a) any adversity between the interests of the Securityholders and/or the Representative, on the one hand, and the Parent, the Bank, the Surviving Company and their respective Affiliates, successors and assigns, on the other hand, in any such matter, and/or (b) any communication between Locke Lord and the Company or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of the Company and/or any Securityholder prior to Closing.

12.21                 Protected Communications.

In addition, all communications involving attorney-client confidences between any Securityholder in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Securityholder (and not to the Company or the Surviving Company).  Accordingly, the Company and the Surviving Company, as the case may be, shall not have access to any such communications, or to the files of Locke Lord relating to such engagement, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, after the Closing, (i) the applicable Securityholder (and not the Parent, the Bank, the Surviving Company or their respective Affiliates, successors or assigns) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Parent, the Bank, the Surviving Company or their respective Affiliates, successors or assigns shall be a holder thereof, (ii) to the extent that files of Locke Lord in respect of such engagement constitute property of the client, only the applicable Securityholder (and not the Surviving Company or its Affiliates) shall hold such property rights and (iii) Locke Lord shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Parent, the Bank, the Surviving Company or their respective Affiliates, successors or assigns by reason of any attorney-client relationship between Locke Lord and the Company or otherwise.  Notwithstanding the foregoing, in the event that a dispute arises between the Surviving Company and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Company (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by Locke Lord to such third party; provided, however, that the neither Surviving Company nor its Subsidiaries may waive such privilege without the prior written consent of the Representative on behalf of any applicable Securityholder.

12.22                 No Waiver of Privilege; Protection from Disclosure or Use.

The Parties understand and agree that nothing in this Agreement, including the foregoing provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interests, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from use or disclosure.  Each of the Parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications.  Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure.  The Parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information.  The Parties agree to use reasonable best efforts to return any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.

*      *      *      *

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	Firestone Financial Corp.

	By:	/s/David Cohen
	Its:	President and Chief Executive Officer

Parent:	Berkshire Hills Bancorp, Inc.

	By:	/s/Richard M. Marotta

Its: Executive Vice President —Chief Risk and Administrative Officer

Bank:	Berkshire Bank

	By:	/s/Richard M. Marotta
Its: : Executive Vice President —Chief Risk and Administrative Officer

Merger Sub:	Jacob Acquisition LLC

	By:	/s/Richard M. Marotta
	Its:	Manager

Representative:	/s/David S. Cohen,
solely in his capacity as the Representative